Exhibit 2.1
EXECUTION VERSION
PRIVILEGED AND CONFIDENTIAL

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks denote omissions.

ASSET PURCHASE AGREEMENT
by and between
PTC Therapeutics, Inc. as Buyer
and
BioElectron Technology Corporation, as Seller
Dated as of October 1, 2019

THIS DOCUMENT IS NOT INTENDED TO CREATE NOR WILL IT BE DEEMED TO CREATE A LEGALLY BINDING OR ENFORCEABLE OFFER, ACCEPTANCE OF AN OFFER OR AGREEMENT OF ANY TYPE OR NATURE, UNLESS AND UNTIL AGREED TO AND EXECUTED BY ALL PARTIES

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ARTICLE I SALE AND PURCHASE OF ASSETS; CLOSING 1

1.1	Sale and Purchase of Assets; Assumption of Assumed Liabilities.1

1.2	Pre-Closing. 2

1.3	Location and Date. 2

1.4	Closing Deliveries. 2

1.5	Allocation. 5

1.6	Contingent Payments. 5
ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER 7

2.1	Due Organization.

2.2	Authorization; No Conflict. 8

2.3	Financial Statements. 8

2.4	Absence of Changes. 10

2.5	Real Property; Encumbrances. 10

2.6	Environmental Matters. 11

2.7	Assets. 12

2.8	Taxes. 13

2.9	Employee Benefit Plans. 15

2.10	Labor Matters. 17

2.11	Compliance with Law; Permits; Governmental Consents. 19

2.12	Unlawful Payments. 20

2.13	Legal Proceedings. 20

2.14	Contracts and Commitments. 21

2.15	Intellectual Property. 23

2.16	Insurance. 26

2.17	Inventory. 26

2.18	Regulatory Matters. 26

2.19	Affiliate Transactions. 29

2.20	Purchase for Own Account; Sophistication 30

2.21	Access to Information 30

2.22	Restricted Securities; Legends 30

2.23	Accredited Investor 31

2.24	Brokers and Agents. 31

2.25	Disclosure. 31

2.26	Disclaimer of Warranties. 31
ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER 32

3.1	Due Organization. 32

3.2	Authorization; No Conflict. 32

3.3	Sufficient Funds. 32

3.4	Capitalization 32

3.5	Buyer Stock 32

3.6	SEC Filings; Financial Statements; Information Provided 33

3.7	Listing; Investment Company 33

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ARTICLE IV PRE-CLOSING COVENANTS 34

4.1	Conduct of Business Pending Closing. 34

4.2	Information. 35

4.3	Exclusivity. 36

4.4	Notification of Certain Matters. 37

4.5	Cause Conditions to be Satisfied. 37

4.6	Governmental Consents and Filing of Notices. 37

4.7	Bulk Transfers Law. 38

4.8	Certain Financial Statements. 38
ARTICLE V OTHER COVENANTS 39

5.1	Cooperation in Litigation. 39

5.2	Tax Matters. 39

5.3	Non-Competition, Non-Solicitation and Confidentiality. 40

5.4	Transaction Confidentiality Agreements. 42

5.5	Further Assurances. 43

5.6	Sharing of Data. 43

5.7	Use of Business Names. 43

5.8	Employees. 44

5.9	No Assumption or Transfer of Benefit Plans. 44

5.10	Enforcement of Insurance Claims. 45

5.11	Public Announcements. 45

5.12	Additional Post-Closing Covenants Regarding Adverse Event Reporting45

5.13	Maintenance of Corporate Existence; Restriction on Dividends and Distributions. 45

5.14	Registration Rights. 46
ARTICLE VI CONDITIONS PRECEDENT 47

6.1	Conditions Precedent to Obligations of Buyer. 47

6.2	Conditions Precedent To Obligations of Seller. 48
ARTICLE VII TERMINATION 49

7.1	Termination. 49

7.2	Effect of Termination. 49
ARTICLE VIII REMEDIES 50

8.1	Indemnification by Seller. 50

8.2	Indemnification by Buyer. 51

8.3	Limitations on Indemnification Obligations. 52

8.4	Survival and Expiration of Representations, Warranties, Covenants and Agreements. 53

8.5	Indemnification Procedures. 54

8.6	Right to Set-Off. 56

8.7	Exclusive Remedy. 56

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8.8	Tax Treatment. 56
ARTICLE IX DEFINITIONS 56

9.1	Specific Definitions. 56

9.2	Accounting Terms. 74

9.3	Usage. 74

9.4	Cross-References. 75
ARTICLE X GENERAL 75

10.1	Notices. 75

10.2	Entire Agreement. 76

10.3	Successors and Assigns. 76

10.4	Counterparts; Facsimile Signatures. 76

10.5	Expenses and Fees. 77

10.6	Governing Law. 77

10.7	Submission to Jurisdiction. 77

10.8	Dispute Resolution. 77

10.9	Severability. 78

10.10	Amendment; Waiver. 78

10.11	Absence of Third Party Beneficiary Rights. 78

10.12	Mutual Drafting. 79

10.13	Further Representations. 79

10.14	Currency. 79

Exhibits:
Exhibit A    Bill of Sale
Exhibit B    Patent Assignment
Exhibit C    Seller FDA Letter
Exhibit D    Escrow Agreement
Exhibit E    Buyer FDA Letter
Exhibit F    Instrument of Assumption

Schedules:
Schedule 1    Transferred Permits
Schedule 2    Acquired Compounds
Schedule 3    Designated Excluded Assets
Schedule 4    EPI-589, EPI-743 and EPI-857
Schedule 5    Knowledge Persons
Disclosure Schedule

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ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of October 1, 2019, by and between PTC Therapeutics, Inc., a Delaware corporation (“Buyer”), and BioElectron Technology Corporation, a Delaware corporation (“Seller”). Buyer and Seller may be referred to herein, together, as the “Parties” and, individually, as a “Party.”
RECITALS
WHEREAS, Seller desires to sell, transfer and assign (or cause to be sold, transferred and assigned) to Buyer, and Buyer desires to purchase from Seller, certain assets and rights of the Seller Group related to the Business, upon the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I

SALE AND PURCHASE OF ASSETS; CLOSING
1.1    Sale and Purchase of Assets; Assumption of Assumed Liabilities.
(a)    Upon the terms and subject to the conditions hereof, at the Closing, Seller shall sell, assign, transfer and deliver (or cause to be sold, assigned, transferred and delivered) to Buyer, and Buyer shall purchase from Seller, all right, title and interest in, to and under the Acquired Assets free and clear of all Liens (other than Permitted Liens) in exchange for (i) a payment of cash consideration in the aggregate amount of $10,000,000 (the “Cash Consideration”), payable as and to the extent set forth in Section 1.4(b); (ii) the assumption by Buyer of the Assumed Liabilities; and (iii) the right to receive contingent payments, if, as and to the extent payable pursuant to Section 1.6.
(b)    Upon the terms and subject to the conditions hereof, at the Closing, Buyer shall assume the Assumed Liabilities. Notwithstanding anything to the contrary in any Transaction Document, (i) Buyer shall not assume, and Seller shall remain primarily liable for, and shall pay, perform and discharge when due, the Retained Liabilities and (ii) Buyer shall not acquire any Excluded Assets.
(c)    Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any Contract or Permit, or any claim, right or benefit arising thereunder or resulting therefrom, if (i) an attempted assignment or transfer thereof, without the consent of a Third Party thereto or of the issuing Governmental Authority, as the case may be, would constitute a breach thereof and (ii) such consent is not obtained prior to the Closing (each a “Deferred Item”). In such case, (A) such Deferred Item shall be withheld from sale pursuant to this Agreement, (B) from and after the Closing, Seller will use its reasonable best efforts to obtain such consent as soon as practicable after the Closing, and (C) until such consent is obtained, Seller shall, and shall cause each other member of the Seller Group to, provide to Buyer the benefits under such Deferred Item. Without limiting the foregoing, in the event that any such consent is not obtained prior to the Closing, Seller shall, and shall cause each other member of the Seller Group to, enter into such arrangements (including subleasing or subcontracting if permitted) to provide to Buyer the economic and operational equivalent of obtaining such consent and assigning or transferring to Buyer such Deferred Item, including enforcement for the benefit of Buyer of all claims or rights arising thereunder.
1.2    Pre-Closing. No less than three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer the following:
(a)    a certificate duly executed by the Chief Executive Officer and the Chief Financial Officer of Seller certifying that attached thereto is a true, correct and complete schedule listing, by obligee, all Seller Indebtedness and all unpaid Transaction Costs, in each case as of immediately prior to the Closing;
(b)    pay-off letters duly executed by each Person to whom any Seller Indebtedness, whether or not due, is owed (other than the Bridge Loan and the Seller Employee Indebtedness), including wire transfer instructions for the payment of such Seller Indebtedness to each such Person and a complete release of the Acquired Assets and the Business from all Liens, liabilities and other obligations with respect to such Seller Indebtedness, effective upon the discharge of such Seller Indebtedness at the Closing; and
(c)    wire transfer instructions for the payment and satisfaction of all Transaction Costs owed by any member of the Seller Group to any Person.
1.3    Location and Date. The consummation of the transactions contemplated pursuant to this Agreement (the “Closing”) shall take place by remote exchange of documents and signatures on the third (3rd) Business Day following the date on which all conditions to the Closing shall have been satisfied or waived (other than those that by their terms are not contemplated to be satisfied until the time of the Closing, but subject to the fulfillment or waiver of such conditions at the time of the Closing), or on such other date and/or time as Buyer and Seller may mutually agree. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”
1.4    Closing Deliveries.
(a)    Deliveries by Seller. Upon the terms and subject to the conditions contained herein, at the Closing, Seller shall deliver (or cause to be delivered) to Buyer the following:
(i)    Conveyance Documents.
(A)    a Bill of Sale substantially in the form attached hereto as Exhibit A, duly executed by each applicable member of the Seller Group;
(B)    one or more Patent Assignments substantially in the form attached hereto as Exhibit B, duly executed by each applicable member of the Seller Group; and

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(C)    such other instruments of conveyance (such as assigned certificates or documents of title and assigned negotiable instruments) as Buyer may reasonably request in order to effect the sale, assignment, transfer and delivery to Buyer of good and valid title to the Acquired Assets free and clear of all Liens (other than Permitted Liens), in each case duly executed by each applicable member of the Seller Group;
(ii)    FDA Letter. Duly executed letters to the FDA transferring to Buyer the rights to the applicable Transferred Permits issued by the FDA, in the form attached hereto as Exhibit C (the “Seller FDA Letter”);
(iii)    Escrow Agreement. The Escrow Agreement by and among Buyer, Seller and the Escrow Agent, substantially in the form attached hereto as Exhibit D (the “Escrow Agreement”), duly executed by Seller;
(iv)    Lien Releases. Duly executed written instruments releasing any Lien on any Acquired Asset and authorizing the filing of UCC-3 termination statements (or other comparable documents) for all UCC-1 financing statements (or other comparable documents) filed in connection with any Lien;
(v)    Consents and Approvals. Evidence that all consents, waivers, approvals, declarations, authorizations and notices described in Section 2.2(b) (including those listed in Section 2.2(b) of the Disclosure Schedule) have been obtained or made, as applicable;
(vi)    Secretary’s Certificates. A certificate executed by the Secretary of Seller certifying that attached thereto are (A) a true, complete and correct copy of the Charter Documents of Seller, as in effect on the Closing Date, and, in the case of Charter Documents publicly filed in the state of formation of Seller, certified by an appropriate authority of such state, (B) true, complete and correct copies of resolutions of Seller’s Board of Directors and equityholders, respectively, authorizing the execution, delivery and performance of the Transaction Documents and the transactions contemplated thereby, which resolutions have not been modified, rescinded or revoked, and (C) specimen signatures of the officers or other signatories of Seller authorized to sign the Transaction Documents on behalf of Seller;
(vii)    Closing Certificates. A certificate executed by the Chief Executive Officer and Chief Financial Officer of Seller providing the certifications required by Sections 6.1(a) and 6.1(b);
(viii)    Good Standing Certificates. Certificates issued by an appropriate authority of the jurisdiction of organization of Seller and each other jurisdiction in which Seller is qualified to do business, certifying as of a date no more than five (5) Business Days prior to the Closing Date that Seller is in good standing under the Laws of such jurisdiction;
(ix)    FIRPTA Certificates. A certificate, in form and substance reasonably satisfactory to Buyer, duly executed by Seller certifying that Seller is not a foreign person in accordance with the Treasury Regulations under Section 1445 of the Code; provided that if Buyer does not receive the certification described above on or before the Closing Date, Buyer shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code;

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(x)    Updated Lists. Updated versions of all lists required to be set forth in the Disclosure Schedule pursuant to Article II, which lists shall be true, correct and complete as of immediately prior to the Closing, provided that no such updated list shall be deemed to (A) modify the representations, warranties, covenants or agreements of Seller or the Disclosure Schedule, (B) modify any of the conditions set forth in Article VI or (C) cure or prevent any misrepresentation, inaccuracy, untruth or breach of any representation, warranty, covenant or agreement set forth in this Agreement or failure to satisfy any condition set forth in Article VI;
(xi)    Books and Records. Copies of all Books and Records (other than the Retained Books and Records) used by any member of the Seller Group in the conduct of, or otherwise related to, the Business; and
(xii)    Other Documents. All other consents, certificates, documents, instruments and other items required to be delivered by any member of the Seller Group pursuant to the Transaction Documents or that are reasonably necessary to give effect to the transactions contemplated hereby or to vest in Buyer good and valid title in and to the Acquired Assets free and clear of all Liens.
(b)    Deliveries by Buyer. Upon the terms and subject to the conditions contained herein, at the Closing, Buyer shall deliver to Seller:
(i)    Closing Consideration. The closing consideration shall be delivered at the Closing as follows:
(A)    Buyer shall deliver the Cash Consideration less the sum of (x) the amount of all Seller Indebtedness discharged pursuant to Section 1.4(b)(i)(B), (y) the amount of all Transaction Costs paid pursuant to Section 1.4(b)(i)(C) and all then unpaid Transaction Costs and (z) the Escrow Amount;
(B)    Buyer shall pay on behalf of Seller directly to the holders of all Seller Indebtedness then outstanding, all sums necessary and sufficient to fully pay, discharge and satisfy such Seller Indebtedness in accordance with (to the extent made available to Buyer) the pay-off letters and/or the wire transfer instructions delivered pursuant to Section 1.2(a);
(C)    Buyer shall pay on behalf of Seller directly to each Person to whom any Transaction Costs are owed, all sums necessary and sufficient to fully pay, discharge and satisfy all then unpaid Transaction Costs in accordance with (to the extent made available to Buyer) the wire transfer instructions delivered pursuant to Section 1.2(c); and
(D)    Buyer shall deposit $1,500,000 with the Escrow Agent pursuant to the Escrow Agreement (the “Escrow Amount”) as a non-exclusive source for the payment and discharge of any indemnification obligations owed to any Buyer Indemnified Party as set forth herein, to be disbursed as and to the extent provided in the Escrow Agreement;
(ii)    FDA Letter. Duly executed letters to the FDA assuming responsibility for the applicable Transferred Permits issued by the FDA, in the form attached hereto as Exhibit E (the “Buyer FDA Letter”);

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(iii)    Instrument of Assumption. The Instrument of Assumption substantially in the form attached hereto as Exhibit F, duly executed by Buyer;
(iv)    Escrow Agreement. The Escrow Agreement, duly executed by Buyer; and
(v)    Closing Certificates. A certificate executed by an authorized officer of Buyer providing the certifications required by Sections 6.2(a) and 6.2(b).
1.5    Allocation. Not later than [**] after the Closing Date, Buyer shall prepare and deliver to Seller a schedule allocating the Purchase Price for the Acquired Assets pursuant to this Agreement (including any Assumed Liabilities and any other capitalizable costs to the extent properly taken into account under the Code) among the Acquired Assets and the non-competition agreements set forth in Section 5.3(a) in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (the “Allocation Schedule”). Buyer and Seller shall file all Tax Returns (including Internal Revenue Service Form 8594) consistent with the Allocation Schedule. Neither Buyer nor Seller shall take any Tax position inconsistent with such Allocation Schedule, except to the extent otherwise required by Law. If the Purchase Price is adjusted pursuant to this Agreement, the Allocation Schedule shall be adjusted as appropriate and Buyer and Seller shall cooperate in making any such adjustments.
1.6    Contingent Payments.
(a)    Milestone Payments. Subject to the terms and conditions of this Agreement, Buyer shall pay to Seller contingent payments, to be paid in Buyer’s sole discretion in cash, shares of Buyer Common Stock (calculated on the basis of the Buyer Weighted Trading Price), or a combination thereof, in accordance with clauses (i) and (ii) below:
(i)    $[**] within [**] following [**];
(ii)    $[**] within [**] after [**]; and
(iii)    $[**] within [**] after the end of the Calendar Year in which Annual Net Sales equals or exceeds $[**].
(b)    Payments on Net Sales. Subject to the terms and conditions of this Agreement, during the Payment Term, Buyer shall pay to Seller contingent payments in respect of Annual Net Sales of the Product as determined for a Calendar Year at the rates set forth in the table below.

Annual Net Sales of the Product	Contingent Payment Rate on Annual Net Sales
$[**]-$[**]	[**]%
Greater than $[**]	[**]%

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(c)    Payments on Sublicense Income. Buyer shall pay to Seller [**] percent ([**]%) of Sublicense Income directly attributable to the grant of licenses, sublicenses or the assignment of rights (other than an assignment of rights under Section 1.6(g)) by Buyer or its Affiliates in Major Markets with respect to the Product (the “Sublicensed Rights”) received from any of Buyer’s Sublicensees. As used herein, “Sublicense Income” means that portion of any consideration in any form due to Buyer or its Affiliates by a Sublicensee attributable to the Sublicensed Rights, excluding such amounts received by Buyer or its Affiliates as (x) reimbursement or payment for costs to be incurred by Buyer or its Affiliates in the performance of research or development activities relating to the Sublicensed Rights, or (y) reimbursement or payment for unreimbursed costs and expenses with respect to prosecution and maintenance of Patent Rights relating to the Sublicensed Rights. For clarity, payments made by a Sublicensee in consideration of equity or debt securities of Buyer or its Affiliates sold at fair market value to the Sublicensee shall not be considered Sublicense Income, provided that amounts paid in consideration of equity or debt securities of Buyer or its Affiliates in excess of fair market value shall be considered Sublicense Income.
(d)    Payment Adjustments. If, during any calendar quarter during the Payment Term, any Third Party sells in a country a Generic Product that achieves at least [**] percent ([**]%) of the combined market share of the Product and such Generic Product (on a units sold basis) in such country (“Generic Entry”), the contingent payments owed by Buyer to Seller for such calendar quarter in such country shall be reduced to [**] percent ([**]%) of the amounts otherwise due to Seller pursuant to Section 1.6(b).
(e)    Contingent Payment Reports; Payments.
(i)    Payments of any contingent payments under Section 1.6(b) and Section 1.6(c) shall be made on a quarterly basis within [**] after the last day of each of the first three (3) calendar quarters of the Calendar Year and within [**] after the last day of the fourth calendar quarter of the Calendar Year, for each such quarter in which contingent payments are due hereunder and shall include a written report with respect to the immediately preceding quarter (each, a “Contingent Payment Report”) stating (i) the Net Sales of the Product during such quarter, including a breakdown of the sum of each of the deductions made, if any, from gross sales to arrive at the calculation of Net Sales, and the amounts and explanation of any adjustments made in accordance with Section 1.6(d), and (ii) the Sublicense Income received during such quarter, including a calculation of all Sublicense Income payable to Buyer or its Affiliates for such quarter. Concurrent with the submission of a Contingent Payment Report for each such quarter, Buyer shall pay Seller all contingent payments due under Section 1.6(b) and Section 1.6(c) in respect of such quarter.
(f)    Information Rights.
(i)    Buyer shall deliver a status report to Seller [**] following the date of this Agreement, until payment in full of all contingent payments due and owing under Section 1.6, containing an update on the progress and results of development, regulatory and other activities with respect to the

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Product since the last such report, as well as development, regulatory and other activities with respect to the Product expected over the next year.
(a)    Transfer. In the event that Buyer exclusively licenses or assigns all or substantially all of its rights to the Product to a Third Party, then either (i) Buyer shall require that such Third Party assume Buyer’s obligations under this Section 1.6 (in which case Buyer shall have no further obligations with respect thereto; provided that if such license is terminated or such assignment is reverted such that, in either case, all or substantially all of the rights to the Product shall otherwise revert to Buyer, Buyer shall then regain responsibility for the obligations under this Section 1.6), or (ii) if such Third Party does not agree to so assume Buyer’s obligations under this Section 1.6, then Buyer shall be responsible for making any contingent payments to Seller.
ARTICLE II

REPRESENTATIONS AND WARRANTIES
OF SELLER
To induce Buyer to enter into the Transaction Documents and consummate the transactions contemplated thereby, Seller makes the following representations and warranties to Buyer as of the date of this Agreement and as of the Closing, except as disclosed by Seller in the written Disclosure Schedule provided to Buyer dated the date of this Agreement (the “Disclosure Schedule”), which shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II. The disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Article II only to the extent it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other sections and subsections.
2.1    Due Organization. Seller is a corporation duly organized, validly existing and in good standing (tax and otherwise) under the Laws of the State of Delaware. Section 2.1 of the Disclosure Schedule sets forth a true, correct and complete list of each other jurisdiction in which Seller is qualified to do business. Seller is in good standing (tax and otherwise) in each jurisdiction in which it is qualified to do business, and the jurisdictions listed in Section 2.1 of the Disclosure Schedule constitute the only jurisdictions in which the nature of Seller’s business (including the Business) or the ownership or leasing of its properties requires such qualification, except for any failure to be so qualified or in good standing that, individually or in the aggregate, has not been and would not reasonably be expected to be materially adverse to Seller or the Business. Seller has all corporate or comparable power and authority necessary to carry on its business (including the Business) and to own and use the properties owned and used by it. Seller has delivered to Buyer true, correct and complete copies of its Charter Documents. Seller is not in violation of, in conflict with, or in default under, its Charter Documents, and there exists no condition or event which, after notice, lapse of time or both, would result in any such violation, conflict or default.
2.2    Authorization; No Conflict.
(a)    Seller has full legal right and all requisite power and authority to execute and deliver each of the Transaction Documents to which it is a party and to perform the

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transactions contemplated thereby. The execution and delivery by Seller of each of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability might be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors generally. Each of the other Transaction Documents has been duly and validly executed and delivered by Seller or, when so executed and delivered, will be duly and validly executed and delivered by Seller, enforceable against it in accordance with its terms, except as such enforceability might be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors generally.
(b)    The execution, delivery and performance of the Transaction Documents by Seller, and the consummation of the transactions contemplated thereby, do not and will not, with or without notice, lapse of time or both: (i) conflict with or result in a breach or violation of the Charter Documents or any resolution of the Board of Directors or equityholders or members (or comparable Persons) of Seller; (ii) require any consent, waiver, approval, declaration or authorization of, or notice to or filing with, any Governmental Authority; (iii) materially conflict with, result in a material default, material modification or termination under, give any Person a right of termination, cancellation, acceleration, suspension or revocation under, result in the loss of a material benefit or the imposition of any material obligation under, or require any material consent, waiver, approval, notice, filing, declaration or authorization under, any Assigned Contract or Transferred Permit; (iv) result in the creation or imposition of any material Lien on the Business or any Acquired Asset; or (v) violate in any material respect any Law to which any member of the Seller Group, the Business or any of the Acquired Assets are subject or bound.
2.3    Financial Statements.
(a)    Attached to Section 2.3(a) of the Disclosure Schedule are true, correct and complete copies of the following Financial Statements: (i) Seller’s audited balance sheet, statement of income, statement of retained earnings and statement of cash flows as of December 31, 2017 and for the year then ended, (ii) Seller’s unaudited balance sheet, statement of income, statement of retained earnings and statement of cash flows as of December 31, 2018 and for the year then ended, and (iii) true, complete and correct copies of Seller’s unaudited balance sheet as of June 30, 2019 (the “Base Balance Sheet”) and statements of income, retained earnings and cash flows for the six months then ended. Each Financial Statement (including the notes thereto) has been (or will be) prepared from the Books and Records and in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and fairly presents (or will fairly present) in all material respects the financial condition and results of operations of Seller and the Business as of the dates, and for the periods, indicated thereon. Since the Most Recent Balance Sheet Date, there have been no material changes in the accounting policies of Seller (including any change in depreciation or amortization policies or rates, or policies with respect to reserves for uncollectible accounts receivable or excess or obsolete inventory) and no revaluation of Seller’s properties or assets. Section 2.3(a) of the Disclosure Schedule contains a true, correct and complete list of all Seller Indebtedness and identifies for each item of Seller Indebtedness the outstanding principal, the accrued but unpaid interest and any applicable prepayment or call penalty or premium.

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(b)    Seller has no liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities expressly set forth on the face of the Base Balance Sheet, a copy of which is attached to Section 2.3(a) of the Disclosure Schedule, (b) liabilities that have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and which are similar in nature and amount to the liabilities that arose during the comparable period of time in the immediately preceding fiscal period, (c) contractual and other liabilities incurred in the Ordinary Course of Business that are not required by GAAP to be reflected on a balance sheet and that are not in the aggregate material (in each case, none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law) and (d) Retained Liabilities.
(c)    Seller maintains accurate Books and Records reflecting its assets and liabilities and maintains proper and effective internal control over financial reporting that provides reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of Seller and to maintain accountability for Seller’s assets, (iii) access to assets of Seller is permitted only in accordance with management’s authorization, (iv) the reporting of assets of Seller is compared with existing assets at regular intervals and (v) proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis.
(d)    At the Closing, all of the Books and Records (other than the Retained Books and Records) will be in the possession of Buyer. Seller has made available to Buyer true, complete and correct copies of all management letters and letters to or from Seller’s accountants, if any, relating to any audit or review of the financial statements or Books and Records of Seller. Seller has reported to Buyer in writing any fraud, whether or not material, that involves management or other employees who participate in the preparation of Seller’s financial statements or have a significant role in the maintenance of the Books and Records.
2.4    Absence of Changes. Since December 31, 2018 (the “Most Recent Balance Sheet Date”), (a) Seller has conducted the Business in the Ordinary Course of Business and (b) there has not been any Material Adverse Change. Since June 30, 2019, there has not been any event, act or omission that, if such event, act or omission occurred following the execution of this Agreement, would have resulted in a breach of Section 4.1 of this Agreement (absent Buyer’s consent and without regard to any matters disclosed in Section 4.1 of the Disclosure Schedule).
2.5    Real Property; Encumbrances.
(a)    No member of the Seller Group owns any Real Property, or has ever owned any Real Property.
(b)    Section 2.5(b) of the Disclosure Schedule sets forth a true, correct and complete listing of all Seller Leased Real Property (including street address, legal description (where known), lessor, rent and Seller’s use thereof) and each Real Property Lease with respect thereto. A member of the Seller Group has a valid leasehold interest to the leasehold estate in the Seller Leased Real Property granted to such member of the Seller Group pursuant to the applicable Real Property Lease (subject to Permitted Liens).

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(c)    The Seller Leased Real Property includes all interests in real property necessary to conduct the Business as presently conducted. There are no parties other than a member of the Seller Group in possession of any portion of the Seller Leased Real Property, and no Contract grants any Person (other than a member of the Seller Group) the right of use or occupancy of any portion of the Seller Leased Real Property.
(d)    The Seller Leased Real Property and all uses and operations of the Seller Leased Real Property have complied in all material respects with all applicable Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Seller Leased Real Property. A member of the Seller Group has obtained all material Permits (including certificates of use and occupancy, licenses and permits) required in connection with its use, occupation and operation of the Seller Leased Real Property. There are no pending or, to the knowledge of Seller, threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Seller Leased Real Property or any other matters which do or may adversely affect the current use, occupancy or value thereof, nor has any member of the Seller Group received notice of any pending or, to the knowledge of Seller, threatened special assessment proceedings affecting any portion of the Seller Leased Real Property.
(e)    All utilities required by any applicable Law or necessary for the use or operation of the Seller Leased Real Property in the conduct of the Business, as presently conducted, have been obtained and are fully operable. All Structures are free of known defects and in good operating condition and repair. No maintenance or repair to the Seller Leased Real Property or any Structure has been unreasonably deferred.
(f)    To the knowledge of Seller, there are no outstanding options or rights of first refusal to purchase any portion of the Seller Leased Real Property or any interest therein, in each case except for such rights held or enjoyed by a member of the Seller Group.
(g)    There are no disputes, oral agreements or forbearance programs in effect as to the Seller Leased Real Property or the related Real Property Leases.
(h)    No member of the Seller Group has assigned, transferred, conveyed, mortgaged, subleased, licensed, deeded in trust or encumbered any interest in the Seller Leased Real Property.
(i)    No construction, alteration or other leasehold improvement work with respect to the Seller Leased Real Property remains to be paid for or performed by any member of the Seller Group.
(j)    No member of the Seller Group is obligated to pay any leasing or brokerage commission relating to the Seller Leased Real Property or will have any obligation to pay any leasing or brokerage commission upon the renewal or expansion of the Seller Leased Real Property or the related Real Property Leases.
(k)    The Financial Statements contain adequate reserves to provide for the restoration of all Seller Leased Real Property at the end of the respective lease term, to the extent required by such lease.

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2.6    Environmental Matters.
(a)    No underground storage tank and no amount of any Hazardous Materials are present in, on or under any Real Property used in the operation of the Business, including the land and the improvements, ground water and surface water thereof, that any member of the Seller Group, or any of their respective predecessors, has at any time owned, operated, occupied or leased. Section 2.6(a) of the Disclosure Schedule sets forth a true, correct and complete list of all underground and aboveground storage tanks, and the capacity, age and contents of such tanks, located on Real Property used in the operation of the Business that any member of the Seller Group or any of their respective predecessors has at any time owned, operated, occupied or leased.
(b)    Neither any member of the Seller Group nor any of their respective predecessors has engaged in any Hazardous Materials Activity or other conduct that could result in any Environmental Matter with respect to the Business. Each member of the Seller Group and their respective predecessors are in material compliance, and have at all times been in material compliance, with all Environmental Laws with respect to the Business. To the knowledge of Seller, no circumstances exist that may prevent or interfere with such compliance in the future.
(c)    The Seller Group holds all material Permits required pursuant to any Environmental Law necessary for the conduct of the Business as such business is currently being conducted (the “Environmental Permits”). Section 2.6(c) of the Disclosure Schedule sets forth a true, correct and complete listing of each Environmental Permit. All fees required to be paid in connection with the Environmental Permits have been paid. All Environmental Permits are valid and subsisting and are in full force and effect, and, to the knowledge of Seller, no Governmental Authority intends to modify, cancel, terminate or not renew any Environmental Permit. No Person other than a member of the Seller Group owns or has any proprietary, financial or other interest (direct or indirect) in any of the Environmental Permits. The Seller Group has conducted and is conducting the Business in compliance in all material respects with the requirements, standards, criteria and conditions set forth in the Environmental Permits. All Environmental Permits are freely transferable to Buyer at the Closing, will be transferred to Buyer at the Closing and will continue in full force and effect immediately following the Closing on the same terms as were in effect as of immediately prior to the Closing. The transactions contemplated hereby will not (with or without notice, lapse of time or both) result in a default under or a breach or violation of, or adversely affect the rights or benefits afforded to the Seller Group by, any Environmental Permit. Seller has made available to Buyer true, complete and correct copies of all Environmental Permits.
(d)    With respect to the Business and the Acquired Assets, (i) no action, investigation, inquiry, information request, proceeding, revocation proceeding, amendment procedure, writ, injunction, civil or criminal litigation, notice of violation or claim is pending, or to the knowledge of Seller, threatened, concerning any Environmental Matter; and (ii) there are no past or present actions, activities, circumstances, conditions, events or incidents, whether arising directly or indirectly from the conduct of any member of the Seller Group or any of their respective predecessors, that could result in any Environmental Matter. To the knowledge of Seller, there is no material environmental Liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used in connection with the Business.

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(e)    Section 2.6(e) of the Disclosure Schedule sets forth a true, correct and complete list of all documents (whether in hard copy or electronic form) that contain any material environmental reports, investigations or audits relating to premises currently or previously owned, operated, occupied or leased by any member of the Seller Group or any of their respective predecessors (whether conducted by or on behalf of any member of the Seller Group or a Third Party, and whether done at the initiative of any member of the Seller Group or directed by a Governmental Authority or other Third Party) and used in the operation of the Business of which a member of the Seller Group has possession or to which it has access. A complete and accurate copy of each such document has been made available to Buyer.
2.7    Assets.
(a)    One or more members of the Seller Group is the true and lawful owner of, and has good and valid title to or a valid leasehold interest in, all of the Acquired Assets, free and clear of all Liens other than Permitted Liens. Upon execution and delivery by applicable members of the Seller Group to Buyer of the instruments of conveyance referred to in Section 1.4(a)(i), Buyer will become the true and lawful owner of, and will receive good and valid title to or a valid leasehold interest in, the Acquired Assets, free and clear of all Liens.
(b)    The Acquired Assets are sufficient for the conduct of the Business as presently conducted and constitute all of the assets, rights or properties (tangible and intangible) used or held or currently planned to be used by the Seller Group in connection with the Business. Each tangible Acquired Asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.
(c)    All tangible Acquired Assets (other than Seller Leased Real Property) are located on the Seller Leased Real Property. Section 2.7(c) of the Disclosure Schedule sets forth a true, correct and complete list of all fixed Acquired Assets as of the Most Recent Balance Sheet Date having a historical cost in excess of $5,000, and indicates (i) the net book value of each such fixed Acquired Asset as of the Most Recent Balance Sheet Date, (ii) all Liens (other than Permitted Liens) attaching to such fixed Acquired Assets and (iii) which of such Acquired Assets are owned by the Seller Group and which are leased by the Seller Group from another Person.
(d)    Each item of equipment, motor vehicle and other asset that is being transferred to Buyer as part of the Acquired Assets and that a member of the Seller Group has possession of pursuant to a lease agreement or other Contract is in such condition that, upon its return to its lessor or owner under the applicable lease or Contract, the obligations of such member of the Seller Group to such lessor or owner will have been discharged in full.
2.8    Taxes.
(a)    Seller and each of its Subsidiaries has filed on a timely basis all U.S. federal income and other material Tax Returns that it was required to file, and all such Tax Returns are true, correct and complete in all material respects and were prepared and filed in compliance with all applicable Laws and regulations. Seller and each of its Subsidiaries has paid on a timely basis all material Taxes, whether or not shown on any Tax Return, that were due and payable. The unpaid Taxes of Seller and each of its Subsidiaries for Tax periods through the

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Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Base Balance Sheet and all unpaid Taxes of Seller and each of its Subsidiaries for all Tax periods commencing after the Most Recent Balance Sheet Date arose in the Ordinary Course of Business and are of a type and amount commensurate with Taxes attributable to prior similar periods.
(b)    All Taxes that Seller and each of its Subsidiaries is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Authority, and Seller and each of its Subsidiaries has complied in all material respects with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or other Third Party.
(c)    Neither Seller nor any of its Subsidiaries is or has ever been a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns (other than a group of which Seller is parent). Neither Seller nor any of its Subsidiaries (i) has any actual or potential liability under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign Law), as a transferee or successor, pursuant to any contractual obligation (other than a contract entered into in the ordinary course of business the primary purposes of which does not relate to Tax), or otherwise for any Taxes of any Person or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement (other than a contract entered into in the Ordinary Course of Business the primary purposes of which does not relate to Tax).
(d)    Seller has made available to Buyer (i) complete and correct copies of all U.S. federal and other material Tax Returns of Seller and each of its Subsidiaries relating to Taxes for all Taxable periods ending on or after December 31, 2015 and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of Seller or any of its Subsidiaries relating to Taxes for all Taxable periods for which the statute of limitations has not yet expired.
(e)    No examination or audit or other action of or relating to any Tax Return of Seller or any of its Subsidiaries by any Governmental Authority is currently in progress or, to Seller’s knowledge, threatened or contemplated. No outstanding deficiencies for Taxes of Seller or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority. Neither Seller nor any of its Subsidiaries has been informed by any jurisdiction in which it does not file a Tax Return that the jurisdiction believes that Seller or such Subsidiary was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction. Neither Seller nor any of its Subsidiaries has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any taxing authority, which is still in effect.

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(f)    None of the Acquired Assets are United States real property interests within the meaning of Section 897(c)(1) of the Code.
(g)    There are no Liens with respect to Taxes upon any of the Acquired Assets, other than with respect to Taxes not yet due and payable.
(h)    None of the Acquired Assets include an interest in any joint venture, partnership, or other arrangement that is treated as a partnership for federal income Tax purposes or any stock of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law) or “passive foreign investment company” within the meaning of Section 1297 of the Code.
(i)    Neither Seller nor any of its Subsidiaries is subject to Tax in any country other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment (as defined in any applicable Tax treaty or convention between the applicable country of incorporation, organization or formation and such foreign country) or other place of business in that foreign country.
(j)    Neither Seller nor any of its Subsidiaries has engaged in a “reportable transaction” as set forth in Treasury Regulation section 1.6011-4(b) or a “listed transaction” as set forth in Treasury Regulation section 301.6111-2(b)(2) or any analogous provision of state or local Law. Seller and each of its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
2.9    Employee Benefit Plans. With respect, as applicable, to Benefit Plans and Benefit Arrangements:
(a)    Section 2.9(a) of the Disclosure Schedule contains a true, correct and complete list of all Seller Benefit Plans and Seller Benefit Arrangements, provided, however, that the following Seller Benefit Plans and Seller Benefit Arrangements shall not be listed in Section 2.9(a) of the Disclosure Schedule: (i) contracts that provide for employment that is terminable “at will” and that are terminable without severance or change of control pay or benefits, in which case only forms of such contracts shall be scheduled, and (ii) consulting contracts that are terminable without material cost or material liability, in which case only forms of such contracts shall be scheduled, unless any such contract provides severance or change of control pay or benefits that are, in each case, greater than required by applicable Laws). Seller has made available to Buyer true, complete and correct copies of the following documents with respect to each Seller Benefit Plan and Seller Benefit Arrangement, to the extent applicable: (A) all plan or arrangement documents, and the most recent written descriptions of all non-written agreements relating to any such plan or arrangement; (B) the three most recent Forms 5500 or other comparable documents and any attached financial statements; (C) summary plan descriptions, summaries of material modifications, and any prospectuses that describe the Seller Benefit Plans or Seller Benefit Arrangements; and (D) employee manuals or handbooks containing personnel or employee relations policies.
(b)    The only Qualified Plan currently in operation is the Company 401(k) Plan. The Qualified Plan has received and is currently entitled to rely on a determination (or

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opinion or advisory) letter from the IRS to the effect that such plan is qualified and the plan and trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination, advisory, or opinion letter has been revoked and revocation has not been, to the knowledge of the Seller, threatened, no such plan has been amended since the date of its most recent determination, advisory, or opinion letter , and no act or omission in the operation of such plan has occurred that would adversely affect its qualification. Each Seller Benefit Plan and each Seller Benefit Arrangement has been maintained in all material respects in accordance with its constituent documents and with all applicable provisions of domestic and foreign Laws, including federal and state securities Laws and any reporting and disclosure requirements; and no act or omission has occurred and no condition exists with respect to any Seller Benefit Plan or Seller Benefit Arrangement that could reasonably be expected to subject any member of the Seller Group to any material fine, penalty, tax or Liability of any kind (except for claims for benefits in the Ordinary Course of Business) or to subject Buyer to any fine, penalty, tax, or Liability of any kind.
(c)    At no time since January 1, 2013 has any member of the Seller Group or any ERISA Affiliate maintained or contributed to or had any Liability (contingent or otherwise) with respect to, any (i) plan subject to Title IV of ERISA, (ii) multiemployer plan (as defined in Section 3(37) of ERISA), or (iii) “multiple employer plan” as defined in Section 413 of the Code.
(d)    At no time since January 1, 2013 have there been any claims (other than routine benefit claims and proceedings with respect to qualified domestic relations orders) or lawsuits that have been asserted or instituted by, against or relating to, any Seller Benefit Plans or Seller Benefit Arrangements (including any such claim or lawsuit against any fiduciary of any such Seller Benefit Plan or Seller Benefit Arrangement), nor is there any basis for any such claim or lawsuit.
(e)    No Seller Benefit Plan or Seller Benefit Arrangement or other contract, agreement, plan or arrangement covering any one or more individuals contains any provision or is subject to any Law that, as a result of the transactions contemplated hereby or upon related, concurrent, or subsequent employment termination, would (i) increase, accelerate or vest any compensation or benefit, (ii) require severance, termination or retention payments, (iii) provide any term of employment or compensation guaranty, (iv) trigger any Liabilities, (v) forgive any indebtedness, (vi) require or provide any payment or compensation subject to Section 280G of the Code (and no such payment or compensation has previously been made) with respect to an employee of the Business who accepts employment by Buyer, (vii) promise or provide any tax gross ups or indemnification, whether under Sections 409A or 4999 of the Code or otherwise, or (viii) measure any values of benefits on the basis of any of the transactions contemplated hereby. No stockholder, equity owner, employee, officer, manager or director of any member of the Seller Group has been promised or paid any bonus or incentive compensation related to the transactions contemplated hereby.
(f)    Each member of the Seller Group has paid all amounts it is required to pay as contributions to the Seller Benefit Plans and Seller Benefit Arrangements.
(g)    All group health plans of the Seller Group and its ERISA Affiliates comply and have complied in all material respects with the requirements of COBRA, Code

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Section 5000, HIPAA or the Patient Protection and Affordable Care Act (“PPACA”), including all requirements relating to eligibility waiting periods and the offer of or provision of minimum essential coverage that is compliant with Section 36B(c)(2)(C) of the Code, and any other comparable domestic or foreign Laws; no member of the Seller Group provides benefits through a voluntary employee beneficiary association as defined in Code Section 501(c)(9); no member of the Seller Group has any Liability under or with respect to COBRA for its own actions or omissions or those of any predecessor other than to provide health care continuation coverage to qualified beneficiaries; and no employee, director or manager, or former employee, director or manager (or beneficiary of any of the foregoing) of any member of the Seller Group is entitled to receive any welfare benefits, including death or medical benefits (whether or not insured) beyond retirement or other termination of employment, other than as applicable Law requires, and there have been no written or oral commitments inconsistent with the foregoing. No excise tax or penalty under PPACA, including Sections 4980D and 4980H of the Code, is outstanding, has accrued, has arisen, or is reasonably likely to arise with respect to any period prior to the Closing, with respect to any Seller Benefit Plan or Seller Benefit Arrangement. The Seller Group has never maintained or had any Liability with respect to any Benefit Arrangement or Benefit Plan subject to the Laws of any jurisdiction outside of the United States.
(h)    Each Seller Benefit Plan or Seller Benefit Arrangement that is or includes a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) complies and has complied in form and with Code Section 409A and, with respect to the operation of Seller Benefit Plans and Seller Benefit Arrangements, there has been no violation of Code Section 409A that would give rise to a tax under Code Section 409A.
2.10    Labor Matters.
(a)    Section 2.10(a) of the Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of (i) all employees of the Business; (ii) all officers, directors and managers of the Business; (iii) all employment, retention, severance, or change in control agreements to which the Business is bound; and (iv) the current annual compensation (and the portions thereof attributable to salary, bonus and other compensation respectively) of each employee, officer, manager or director of the Business as of (A) the Base Balance Sheet Date and (B) the date of this Agreement. Any accruals for incentive bonuses to employees of the Business for the current or prior fiscal year are accurately reflected on the Financial Statements. Section 2.10(a) of the Disclosure Schedule also shows totals, for each employee of the Business, for (A) accrued but unused vacation and sick leave and (B) accrued but unpaid bonuses or commissions.
(b)    Since December 31, 2013, no member of the Seller Group has, with respect to any employee of the Business, breached or violated in any material respect any (%4) Law respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such Law respecting labor, employment or employment practices, employment discrimination, employee classification (for overtime purposes or as employee versus independent contractor), health and safety, wages and hours, labor relations, unemployment insurance, workers’ compensation, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, employee leave issues including family and medical leave, the Immigration Reform and Control Act and occupational safety and health requirements, (ii) order, ruling, decree, judgment or arbitration award of any arbitrator or

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any court or other Governmental Authority with respect to employees, or (iii) employment or other individual service provider agreement; and no claims, controversies, investigations, audits or suits are pending or, to the knowledge of Seller, threatened, with respect to such Laws or agreements, either by private individuals or by Governmental Authorities. No action, suit, proceeding, claim, arbitration or investigation before any Governmental Authority or before any arbitrator is pending (or since formation of the Seller Group has been settled or otherwise closed) against any member of the Seller Group with the Equal Employment Opportunity Commission or other Governmental Authority regulating the employment or compensation of individuals (or, with respect to discrimination, pay equity, harassment, retaliation, or similar wrongdoing, pursuant to internal complaint procedures), and no current or former employee of any member of the Seller Group has made, during the last three (3) years, a written complaint with respect to discrimination, pay equity, harassment, retaliation or other similar wrongdoing, nor to the knowledge of Seller, made any oral complaint about the foregoing during the last twelve (12) months with respect to any member of the Seller Group. Employees of the Business who are employed in the United States are employed on an at-will basis.
(c)    No member of the Seller Group is, nor since December 31, 2013 has it been, with respect to any employee of the Business, engaged in any unfair labor practice or the subject of any unfair labor practice complaint pending or, to the knowledge of Seller, threatened, before the National Labor Relations Board or any other comparable foreign or domestic authority or any works’ council.
(d)    No member of the Seller Group is, or has it been, a party to or bound by any collective bargaining agreement, trade union agreement, works council, employee representative agreement or information or consultation agreement; each member of the Seller Group has complied in all material respects with its respective obligations to inform, consult with and/or obtain consent under any such arrangement or from any such entity or covered employee about the transactions contemplated hereby. There have been no labor unions or other organizations representing or, to the knowledge of Seller, purporting or attempting to represent any employee of the Business. To the knowledge of Seller, since December 31, 2013 no employee of the Business has attempted to organize a labor union or other organization to represent any employee of the Business. Since December 13, 2013, no strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any current employee of the Business has occurred or, to the knowledge of Seller, been threatened.
(e)    All persons who have performed services for the Business while classified as independent contractors have satisfied the requirements of Law to be so classified, and the applicable member of the Seller Group has fully and accurately reported their compensation on IRS Forms 1099 or other applicable Tax forms for independent contractors when required to do so. No member of the Seller Group has incurred, and no circumstances exist under which the Seller Group could incur, any material liability arising from the misclassification of employees as consultants or independent contractors, of consultants or independent contractors as employees, or of exempt employees as non-exempt.
(f)    The Seller Group has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts

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required to be withheld from Seller Group employees and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.
(g)    No member of the Seller Group has caused (i) a plant closing as defined in the WARN Act affecting any site of employment or one or more operating units within any site of employment of the Business or (ii) a mass layoff as defined in the WARN Act, nor has any member of the Seller Group been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. No employee of the Business has suffered an employment loss as defined in the WARN Act within the ninety (90) day period ending on the Closing Date.
(h)    All current and former employees of the Business have entered into confidentiality and assignment of inventions agreements in favor of the applicable member of the Seller Group that remain in effect and that are freely assignable by the applicable member of the Seller Group to Buyer. No employee of the Business (i) to the knowledge of Seller, is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Business because of the nature of the business conducted or presently proposed to be conducted by the Seller Group or to the use of trade secrets or proprietary information of others, or (ii) in the case of any key employee or group of key employees, has given notice to any member of the Seller Group that such employee or any employee in a group of key employees intends to terminate his or her employment with any member of the Seller Group.
(i)    Section 2.10(i) of the Disclosure Schedule sets forth a true, correct and complete list of all employees of the Business who are working in the United States pursuant to a work visa, and indicates the date work authorization is scheduled to expire. All other persons employed by the Business in the United States are citizens or permanent residents. No individuals are or have been employed by the Seller Group outside the United States.
2.11    Compliance with Law; Permits; Governmental Consents.
(a)    The Seller Group, and its respective predecessors, has conducted since December 31, 2013, and is conducting, the Business in compliance in all material respects with all applicable Laws. Since December 31, 2013, no member of the Seller Group has received any written communication (or, to Seller’s knowledge, any other communication) from any Governmental Authority or private party alleging noncompliance with any applicable Law. There is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding or request for information pending or, to the knowledge of Seller, threatened against any member of the Seller Group. No member of the Seller Group has any Liability for failure to comply with any Law and, to the knowledge of Seller, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding or request for information or any such Liability. No member of the Seller Group has conducted any internal investigation with respect to any actual, potential or alleged violation in any material respect of any Law by any manager, member or other equity holder, officer or employee or concerning actual or alleged fraud, whether or not material.

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(b)    The Seller Group owns or holds all Permits the absence or loss of any of which, individually or in the aggregate, would reasonably be expected to be material to the Business or the Acquired Assets (the “Material Permits”). Section 2.11(b) of the Disclosure Schedule sets forth a true, correct and complete list of each Material Permit. All fees required to have been paid in connection with the Material Permits have been paid. The Material Permits are valid and subsisting, and, to the knowledge of Seller, no Governmental Authority intends to modify, cancel, terminate or not renew any Material Permit. No Person other than a member of the Seller Group owns or has any proprietary, financial or other interest (direct or indirect) in any of the Material Permits. The Seller Group is conducting and since December 31, 2013 has conducted the Business in compliance in all material respects with the requirements, standards, criteria and conditions set forth in the Material Permits. The transactions contemplated hereby will not (with or without notice, lapse of time or both) result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to any member of the Seller Group by, any Material Permit. All Material Permits are freely transferable to Buyer at the Closing, will be transferred to Buyer at the Closing and will continue in full force and effect immediately following the Closing on the same terms as were in effect as of immediately prior to the Closing. Seller has made available to Buyer true, complete and correct copies of all Material Permits.
2.12    Unlawful Payments. The Seller Group is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such convention, all other international anti-bribery conventions and all applicable anti-corruption or bribery Laws in any jurisdiction in which the Seller Group has conducted the Business (collectively, “Anti-Bribery Laws”). No member of the Seller Group has received any written communication from any Governmental Authority that alleges that any member of the Seller Group, or any current or former Representatives thereof, is or may be in violation of, or has, or may have, any liability under, any Anti-Bribery Laws, and no such potential violation of Anti-Bribery Laws has been discovered by or brought to the attention of any member of the Seller Group since December 31, 2015. No member of the Seller Group has made nor does it anticipate making any disclosures to any Governmental Authority for potential violations of Anti-Bribery Laws. To the knowledge of Seller, none of any member of the Seller Group’s current or former Representatives is currently an officer, agent or employee of a Governmental Authority. Neither any member of the Seller Group nor any of its current or former Representatives has directly or indirectly, offered, given, reimbursed, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) or any commission payment payable to (a) any Person who is an official, officer, agent, employee or representative of any Governmental Authority or of any existing or prospective customer (whether or not owned by a Governmental Authority), (b) any political party or official thereof, (c) any candidate for political or political party office or (d) any other Person affiliated with any such customer, political party or official or political office, in each case while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, reimbursed, paid or promised, directly or indirectly, for purposes not allowable under the Anti-Bribery Laws, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or other Person affiliated with any such customer, political party or official or political office.

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2.13    Legal Proceedings. There is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding, investigation or request for information pending or, to the knowledge of Seller, threatened with respect to, against or affecting the Business or any Acquired Assets, or any current or former officer, director, employee, consultant, agent or stockholder of any member of the Seller Group in its, his or her capacity as such or with respect to the Business or any Acquired Asset, or seeking to prevent or delay the transactions contemplated hereby, and no notice of any action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter, proceeding or request for information involving or relating to the Business or any Acquired Asset, whether pending or threatened, has been received by any member of the Seller Group. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency or other Governmental Authority, by arbitration or otherwise) against or involving the Business or any Acquired Asset. There is no action, suit or proceeding by any member of the Seller Group pending, or which any member of the Seller Group has commenced preparations to initiate, against any other Person.
2.14    Contracts and Commitments.
(a)    Section 2.14(a) of the Disclosure Schedule sets forth a true, correct and complete list of each of the following Contracts (or group of related Contracts) relating to the Business or any Acquired Asset:
(i)    each Contract by which the Business, any member of the Seller Group or any of the Acquired Assets are bound that would reasonably be expected to give rise to obligations, Liabilities, revenues or benefits exceeding $[**] (or the equivalent value in the applicable currency), excluding Contracts for at-will employment with employees entered into in the Ordinary Course of Business;
(ii)    each Contract between, on the one hand, any member of the Seller Group, and on the other hand, any Affiliate of Seller or any current or former officer, director, stockholder or employee of Seller or an Affiliate of such a Person (other than (A) offer letters for employment on an at-will basis without severance or retention payment provisions or notice requirements of more than thirty (30) days), (B) customary confidentiality, assignment of inventions and/or noncompetition or other similar arrangements and (C) employee benefits generally made available to employees of Seller);
(iii)    each Contract evidencing Seller Indebtedness, including any loan or credit agreement, security agreement, guaranty, indenture, mortgage, pledge, conditional sale or title retention agreement, equipment obligation or lease purchase agreement by which any member of the Seller Group or any of the Acquired Assets are bound;
(iv)    each Contract for the disposition of any significant portion of the Acquired Assets or the Business (other than sales of products in the Ordinary Course of Business) or for the acquisition by any member of the Seller Group of the assets or business of any other Person (other than purchases of inventory in the Ordinary Course of Business);
(v)    each Contract to which any member of the Seller Group is a party or by which the Business or any of the Acquired Assets are bound that contains any non-

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solicitation, non-competition, confidentiality or similar obligations binding any member of the Seller Group or the Business or that otherwise prohibits the Business from entering into any line of business, or from freely providing services or supplying products to any customer or potential customer, or in any part of the world (other than any Contract with a customer or supplier entered into in the Ordinary Course of Business otherwise described by this clause (v) solely because it contains customary confidentiality restrictions);
(vi)    each Contract in which any member of the Seller Group has granted “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services in excess of $[**] or has agreed to purchase goods or services exclusively from a specified person (or group of persons);
(vii)    each Contract by which the Business or any of the Acquired Assets are bound for the cleanup, abatement or other actions in connection with any Hazardous Material, the remediation of any existing environmental Liabilities, violation of any Environmental Laws or relating to the performance of any environmental audit or study;
(viii)    each Contract concerning the establishment or operation of a partnership, joint venture or similar enterprise by which the Business or any of the Acquired Assets are bound;
(ix)    each Contract for which the consequences of a default or termination would constitute a Material Adverse Change;
(x)    each Contract that is a Government Contract with respect to the Business or the Acquired Contracts in effect at any time since December 31, 2015;
(xi)    each Contract that is a collective bargaining or union Contract relating to the Business or any of the Acquired Assets;
(xii)    each Contract that would entitle any Third Party to receive a license or any other right to Intellectual Property of Buyer or any of Buyer’s Affiliates (excluding licenses of Intellectual Property included in the Acquired Assets pursuant to Outbound IP Licenses disclosed in Section 2.15(g) of the Disclosure Schedule) following the Closing;
(xiii)    each Contract by which the Business or any of the Acquired Assets are bound that, following the Closing, would bind or purport to bind any of Buyer’s Affiliates;
(xiv)    each Contract to which any member of the Seller Group is a party or by which the Business or any of the Acquired Assets are bound for the employment of any individual (with annual compensation in excess of $[**]) or for the consulting services of any Person (the annual fees with respect to which consulting services are in excess of $[**]), or any change in control, retention bonus, indemnification or severance Contract;
(xv)    each Contract (or group of related Contracts) for the lease of personal property from or to Third Parties;

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(xvi)    each Contract providing for any royalty, milestone or similar payments by any member of the Seller Group;
(xvii)    each settlement agreement or settlement-related agreement (including any agreement in connection with which any employment-related claim is settled);
(xviii)    each agency, distributor, sales representative, franchise or similar agreements to which any member of the Seller Group is a party or by which any member of the Seller Group is bound;
(xix)    each Contract which contains any provisions requiring any member of the Seller Group to indemnify any other party (excluding indemnities contained in Contracts for the purchase, sale or license of products or services entered into in the Ordinary Course of Business); and
(xx)    any other Contract (or group of related Contracts) either involving more than $20,000 or not entered into in the Ordinary Course of Business;
provided, however, that no agreement referred to in clauses (i) through (xx) above need be disclosed unless the Seller currently has, or may in the future have, any rights or obligations thereunder.
(b)    Seller has made available to Buyer a true, correct and complete copy of each Material Contract (as amended to date). Each Material Contract (i) is in full force and effect and is a legal, valid, binding and enforceable obligation of a member of the Seller Group and, to the knowledge of Seller, each of the other parties thereto and (ii) is assignable by a member of the Seller Group to Buyer without the consent or approval of any party and will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. Except for violations, breaches or defaults which have been cured and for which no member of the Seller Group has any Liability, neither any member of the Seller Group nor, to the knowledge of Seller, any other party to any Material Contract, has breached or defaulted in any material respect under, or has improperly terminated, revoked or accelerated, any Material Contract, and there exists no condition or event which, after notice, lapse of time or both, would constitute any such breach, default, termination, revocation or acceleration. No member of the Seller Group has received notice of default under any Material Contract. No member of the Seller Group has been a party to any Contract, transaction or other arrangement with respect to the Business or the Acquired Assets with any current or former officers, directors, stockholders, employees or Affiliates of Seller or, to the knowledge of Seller, any current or former Affiliate of any such Persons.
2.15    Intellectual Property.
(a)    Seller Registrations. Section 2.15(a) of the Disclosure Schedule sets forth a true, correct and complete list of all Intellectual Property Registrations that are registered or filed in the name of a member of the Seller Group, alone or jointly with others (the “Seller Registrations”) in each case, enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing, date of issuance, and names of all current applicant(s) and registered owner(s), as

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applicable. All assignments of Intellectual Property Registrations to a member of the Seller Group have been properly executed and recorded. To the knowledge of Seller, all Seller Registrations are valid and enforceable and all issuance, renewal, maintenance and other payments that are or will become due with respect thereto within [**] after the Closing Date have been paid by or on behalf of the applicable member of the Seller Group.
(b)    Prosecution Matters. There are no inventorship challenges, or opposition, reexamination, nullity or interference proceedings declared, commenced or provoked or, to the knowledge of Seller, threatened, with respect to any Patent Rights included in the Seller Registrations. The Seller Group has complied with all of its obligations and duties to the respective patent offices, including the duty of candor and disclosure to the U.S. Patent and Trademark Office, with respect to all patent applications filed by or on behalf of the Seller Group. There is no information that would preclude any member of the Seller Group from having clear title to its Seller Registrations or affecting the patentability, validity or enforceability of Seller Registrations that cover the Seller Owned DC Intellectual Property. With respect to Seller Registrations other than those that cover the Seller Owned DC Intellectual Property, to the knowledge of Seller, there is no information that would preclude any member of the Seller Group from having clear title to such Seller Registrations or affecting the patentability, validity or enforceability of such Seller Registrations. There has been no public disclosure by Seller or any of its Affiliates of any Seller Owned Intellectual Property, including in trade publications or at trade shows, prior to filing of any Intellectual Property Registrations for Patent Rights with respect thereto.
(c)    Ownership and Sufficiency. Each item of Seller Intellectual Property is, and following the Closing will be, owned, or available for use (under an Inbound IP License), by Buyer on substantially identical terms and conditions as it was to the applicable member of the Seller Group immediately prior to the Closing, without restriction and without payment of any kind to any Third Party (other than restrictions that would have been in effect and amounts that would have been payable by such member of the Seller Group even if the transactions contemplated hereby did not occur). A member of the Seller Group is the owner of all right, title and interest in, to and under the Seller Owned Intellectual Property, free and clear of any Liens (other than Permitted Liens). A true, complete and correct list of (x) all Acquired Compounds that are at least at the lead optimization stage of development is set forth on Schedule 2 and (y) all Internal Systems that are material to the Business is set forth in Section 2.15(c) of the Disclosure Schedule.
(d)    Protection Measures. The Seller Group has taken reasonable measures to protect the proprietary nature of each item of Seller Owned Intellectual Property and Seller Licensed Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. The Seller Group, and each of its predecessors, has complied in all material respects with all contractual and legal requirements pertaining to information privacy and security. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such trade secrets or information has been made or, to the knowledge of Seller, threatened against any member of the Seller Group. To the knowledge of Seller, there has been no: (i) unauthorized disclosure of any material third party proprietary or confidential information or trade secrets in the possession, custody or control of any member of the Seller Group, or (ii) material breach of any member of the Seller Group’s security procedures wherein any confidential information or trade secrets have been disclosed to a Third Party.

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(e)    Infringement by Seller. None of the Development Compounds, or the past or current Exploitation thereof by the Seller Group or any of its predecessors, or by any reseller, distributor, licensee, sublicensee, customer or user thereof, or any other activity of any member of the Seller Group or any of their predecessors, has or would infringe or violate, or constitute a misappropriation of, any Intellectual Property right of any Third Party. With respect to Acquired Compounds other than the Development Compounds, to the knowledge of Seller, none of such Acquired Compounds, or the past or current Exploitation thereof by the Seller Group or any of its predecessors, or by any reseller, distributor, licensee, sublicensee, customer or user thereof, or any other activity of any member of the Seller Group or any of their predecessors has or would infringe or violate, or constitute a misappropriation of, any Intellectual Property right of any Third Party. None of the Internal Systems, or the Seller Group’s past or current Exploitation thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any Third Party. To Seller’s knowledge, no other activity undertaken by it infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any Third Party. Section 2.15(e) of the Disclosure Schedule sets forth a true, correct and complete list of any complaint, claim, notice, request, demand or threat of any of the foregoing infringement or misappropriation referenced in this Section 2.15(e) (including any notification that a license under any patent is or may be required), received by the any member of the Seller Group alleging any such infringement, violation or misappropriation and any request or demand for indemnification or defense received by any member of the Seller Group from any reseller, distributor, licensee, sublicensee, customer, user or any other Third Party; and Seller has made available to Buyer copies of all such complaints, claims, notices, requests, demands or threats, as well as any written legal opinions and analyses relating to any such alleged or potential infringement, violation or misappropriation.
(f)    Infringement of Seller Rights. To the knowledge of Seller, no Person (including any current or former employee or consultant of any member of the Seller Group) is infringing, violating or misappropriating (i) any of the Seller Owned Intellectual Property or (ii) any Seller Licensed Intellectual Property. Seller has made available to Buyer copies of all correspondence, analyses, legal opinions, complaints, claims, notices or threats concerning the infringement, violation or misappropriation of any Seller Owned Intellectual Property or Seller Licensed Intellectual Property.
(g)    Outbound IP Licenses. Section 2.15(g) of the Disclosure Schedule sets forth a true, correct and complete list of all Outbound IP Licenses. None of the Outbound IP Licenses grants any exclusive rights to Third Parties in any Seller Intellectual Property. No member of the Seller Group has agreed to indemnify any Person against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Outbound IP Licenses. No member of the Seller Group is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any Person.
(h)    Inbound IP Licenses. Section 2.15(h) of the Disclosure Schedule sets forth a true, correct and complete list of all Inbound IP Licenses. Except as specifically set forth in Section 2.15(h) of the Disclosure Schedule, no third party Intellectual Property, inventions, methods, services, components, materials, processes or software are included in or required to Exploit the Development Compounds or Internal Systems, except as specifically set forth in Section 2.15(h) of the Disclosure Schedule.

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(i)    Assignment of Inventions. All employees, officers, contractors and consultants of each member of the Seller Group and, to the knowledge of Seller, each Licensor involved in the development of the Acquired Compounds, have executed agreements requiring assignment to the member of the Seller Group or Licensor, as the case may be, of all inventions relating to the Seller Owned Intellectual Property or the Seller Licensed Intellectual Property made during the course of and as a result of their association with it and obligating the individual to maintain as confidential the confidential information of the member of the Seller Group or Licensor, as the case may be, relating to the Seller Owned Intellectual Property or the Seller Licensed Intellectual Property.
(j)    Government Funding. No member of the Seller Group has sought, applied for or received any support, funding, resources or assistance from any federal, state, local or foreign governmental or quasi-governmental agency or funding source in connection with any of the Acquired Compounds, the Internal Systems or any facilities or equipment used in connection therewith. No university or Governmental Authority has sponsored any research or development conducted by a member of the Seller Group directed to any Acquired Compounds, or has any claim of right or ownership of or Lien on any Seller Owned Intellectual Property or any Seller Licensed Intellectual Property that is, or is purported to be, exclusively licensed to a member of the Seller Group.
(k)    No Adverse Changes. Neither the negotiation, execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby, will result in (i) a breach of or default under any Contract governing any Seller Intellectual Property, (ii) an impairment of the rights of any member of the Seller Group in or to any Seller Intellectual Property or portion thereof, (iii) the grant or transfer to any Third Party of any new license or other interest under, the abandonment, assignment to any Third Party, or modification or loss of any right with respect to, or the creation of any Lien on, any Seller Intellectual Property, (iv) any member of the Seller Group, Buyer or any of their respective Affiliates being obligated to pay any penalty or new or increased royalty or fee to any Person under any Contract governing any Seller Intellectual Property, or (v) Buyer or any of Buyer’s Affiliates being (A) bound by or subject to any noncompete or licensing obligation or covenant not to sue or (B) obligated to license any of its Intellectual Property to (or obligated not to assert its Intellectual Property against) any Person.
2.16    Insurance. Section 2.16 of the Disclosure Schedule sets forth a true, correct and complete list of all insurance policies carried by the Seller Group for the benefit of any member of the Seller Group, the Business or any Acquired Asset (the “Insurance Policies”), the amounts and types of insurance coverage available thereunder and all insurance loss runs and workers’ compensation claims received for the past three (3) policy years. Seller has made available to Buyer true, complete and correct copies of all such Insurance Policies. With respect to each such Insurance Policy: (i) such policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the Ordinary Course of Business, is in full force and effect, (ii) no member of the Seller Group is in material breach or default (including any breach or default with respect to the giving of notice), and, to Seller’s knowledge, no event has occurred which, after notice or the lapse of time or both, would constitute a material breach or default or permit termination or modification under such policy and (iii) such policy is occurrence based. All premiums payable under all such Insurance Policies have been timely paid, and the Seller Group is in material compliance with the terms of

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such policies. Such policies of insurance are of the type and in amounts customarily carried by Persons conducting businesses similar to the Business and provide adequate insurance for the Business and the Acquired Assets and comply with all applicable Laws.
2.17    Inventory. All trade and sample Inventories of the Acquired Compounds have the shelf lives set forth on Section 2.17 of the Disclosure Schedule. All such Inventory complies in all material respects with all applicable specifications and all applicable Law, including cGMP, and is not adulterated or misbranded within the meaning of the FDCA.
2.18    Regulatory Matters.
(a)    The Seller Group is developing, testing, labeling, packaging, manufacturing, using, marketing, distributing, transporting, importing and storing, and at all times have developed, tested, labeled, packaged, manufactured, used, marketed, distributed, transported, imported and stored the Acquired Compounds in compliance in all material respects with (i) the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §301 et seq. (the “FDCA”) and applicable implementing regulations and guidances issued by the FDA, including, as applicable, those requirements relating to the FDA’s current good manufacturing and quality system practices, good laboratory practices, good clinical practices and investigational use, (ii) the medicinal products laws of the European Union and applicable implementing regulations and guidelines issued by applicable Governmental Authorities in the European Union, including the European Medicines Agency, and (iii) any other applicable Governmental Authorities in any other country where a member of the Seller Group or a Licensor has developed, tested, labeled, packaged, manufactured, used, marketed, distributed, transported, imported or stored the Acquired Compounds.
(b)    All preclinical studies and clinical trials, and other studies and tests of the Acquired Compounds conducted by or on behalf of a member of the Seller Group have been, and if still pending are being, conducted in material compliance, to the extent applicable, with the applicable protocol for such study or trial, good laboratory practices, good clinical practices and all applicable Laws, including the FDCA and the respective counterparts thereof outside the United States. No clinical trial conducted by or on behalf of a member of the Seller Group has been terminated or suspended prior to scheduled completion, and neither the FDA nor any other applicable Governmental Authority, institution or clinical investigator that has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or on behalf of a member of the Seller Group has initiated, or, to Seller’s knowledge, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate or suspend, any proposed or ongoing clinical investigation of any of the Acquired Compounds conducted or proposed to be conducted by or on behalf of a member of the Seller Group or a Licensor.
(c)    No clinical investigator who has conducted or, if still pending, is conducting any nonclinical study or clinical trial sponsored by or on behalf of the Seller Group or a Licensor in connection with any of the Acquired Compounds has been disqualified or debarred from receiving investigational products by the FDA or any other Governmental Authority or received any written notice from the FDA or any other Governmental Authority of an intent to initiate such disqualification proceedings or disbarment.

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(d)    All documents filed by a member of the Seller Group with the FDA or any other Governmental Authority with respect to any of the Acquired Compounds, or the manufacturing, handling, storage or shipment of any of the Acquired Compounds were, at the time of filing, true, complete and accurate in all material respects, or subsequently corrected and no adverse event information has come to the attention of any member of the Seller Group that is materially different in terms of the incidence, severity or nature of such adverse events than any which were filed as safety updates to the documents filed by a member of the Seller Group with the FDA or any other Governmental Authority with respect to any of the Acquired Compounds and all written data summaries prepared by a member of the Seller Group or any Licensor that were included in documents filed with the FDA or any other Governmental Authority with respect to any of the Acquired Compounds and that are based on clinical studies conducted or sponsored by a member of the Seller Group or any Licensor accurately summarize in all material respects the corresponding raw data underlying such summaries.
(e)    The Seller Group either owns or has full rights of access to and possession of all scientific data created by the Seller Group or any Third Party on behalf of the Seller Group with respect to the Acquired Compounds. Seller has made available to Buyer all available laboratory and all clinical data, including raw data and reports, created by the Seller Group or any Third Party on behalf of the Seller Group with respect to the Acquired Compounds. Section 2.18(e) of the Disclosure Schedule identifies each clinical study conducted or sponsored with respect to or in connection with the Acquired Compounds, indicating, in each case, the location of the study, the principal investigator, the number of patients included in the study, the period covered by the study and a brief description of the study design. Seller has made available to Buyer complete and accurate copies of all documents filed by a member of the Seller Group or a Licensor with the FDA or any other Governmental Authority with respect to any of the Acquired Compounds, including complete and correct copies of each NDA and each IND submitted to the FDA with respect to any of the Acquired Compounds, including all supplements and amendments thereto. Seller has disclosed to Buyer all material information known by Seller or its Licensors with respect to the safety and efficacy of any of the Acquired Compounds from nonclinical and/or clinical studies. The Seller Group and its Licensors have complied in all material respects with the International Council for Harmonisation’s Good Clinical Practice guidelines in the management of the clinical data that has been presented to Buyer.
(f)    No member of the Seller Group has received any notice of FDA regulatory actions against any member of the Seller Group with respect to any of the Acquired Compounds including notice of adverse findings, regulatory, untitled or warning letters or mandatory recalls, or any other notice from any Governmental Authority alleging or asserting material noncompliance with any legal requirement. Neither any member of the Seller Group, nor, to Seller’s knowledge, any of its respective suppliers or contract manufacturers has received an FDA Form 483 or any other Governmental Authority notice of inspectional observations concerning any of the Acquired Compounds, which has not been closed out by the FDA or relevant Governmental Authority. Seller does not have knowledge of any facts which furnish any reasonable basis for any Form FDA-483 observations or regulatory or warning letters from the FDA or other similar communications from the FDA or any other Governmental Authority with respect to any of the Acquired Compounds.
(g)    All manufacturing operations conducted by or for the benefit of the Seller Group with respect to the Product have been and are being conducted in material compliance

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with applicable Laws, including, to the extent applicable, the provisions of the FDA’s current good manufacturing practice regulations. The Seller Group maintain documentation showing that components supplied to the Seller Group with respect to the Product are manufactured in accordance with the Seller Group’s specifications therefor.
(h)    No member of the Seller Group has received written notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from the FDA or any other Governmental Authority alleging that any operation or activity of any member of the Seller Group is in material violation of the FDCA or the respective counterparts thereof promulgated by applicable state Governmental Authorities or Governmental Authorities outside the United States, including, as applicable, the medicinal products Laws of the European Union, with respect to any of the Acquired Compounds. No civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, inquiry, proceeding or request for information is pending or, to the knowledge of Seller, threatened against the Seller Group with respect to any of the Acquired Compounds. To the knowledge of Seller, there has not been any material violation of any Laws by any member of the Seller Group in its product development efforts, submissions or reports to any Governmental Authority that could reasonably be expected to require investigation, corrective action or enforcement action, in each case with respect to any of the Acquired Compounds.
(i)    The Seller Group has complied, with respect to the Business, in all material respects with all applicable security and privacy Law regarding protected health information, including HIPAA and any applicable privacy Laws in foreign jurisdictions. No member of the Seller Group has suffered any unauthorized acquisition, access, use or disclosure of any individually identifiable health information with respect to the Business that, individually or in the aggregate, materially compromises the security or privacy of such individually identifiable health information.
(j)    No member of the Seller Group has committed any act, made any statement or failed to make any statement with respect to any of the Acquired Compounds that would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or any such similar policies set forth in any applicable Laws. No member of the Seller Group nor, to Seller’s knowledge, any of the Seller Group’s officers, employees or agents, has been convicted of any crime or engaged in any conduct with respect to any of the Acquired Compounds that has resulted, or would reasonably be expected to result, in debarment or exclusion under applicable Law, including 21 U.S.C. Section 335a. To Seller’s knowledge, no claims, actions, proceedings or investigations with respect to any of the Acquired Compounds that would reasonably be expected to result in such a material debarment or exclusion of any member of the Seller Group are pending or threatened against any member of the Seller Group or any of its officers, employees or agents.
(k)    No member of the Seller Group nor, to Seller’s knowledge, any officer, employee or agent of the Seller Group has been convicted of any crime or engaged in any conduct with respect to any of the Acquired Compounds for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Laws or authorized by 21 U.S.C. § 335a(b) or any similar Laws.

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(l)    There have not been and are not now any investigations, adverse third party allegations or actions, or claims against any member of the Seller Group, including any pending or threatened action against any member of the Seller Group, in any court or by or before any Governmental Authority, with respect to any of the Acquired Compounds, or Seller’s obligations set forth herein, including any which may adversely affect Seller’s ability to perform its obligations under this Agreement. No member of the Seller Group is subject to any investigation related to any of the Acquired Compounds that is pending and of which any member of the Seller Group has been notified in writing or which has been threatened, in each case by (i) the FDA or (ii) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. §1320a-7b(b) (known as the “Anti-Kickback Statute”) or the Federal False Claims Act (31 U.S.C. §3729).
2.19    Affiliate Transactions. Other than in his or her capacity as a director, officer or employee of a member of the Seller Group, no Affiliate of a member of the Seller Group (a) has or has had any material interest or ownership in any Acquired Asset or any asset, right or property (tangible or intangible) related to any of the Acquired Compounds or (b) has any claim or cause of action against any member of the Seller Group related to any Acquired Asset or any of the Acquired Compounds.
2.20    Purchase for Own Account; Sophistication. Seller acknowledges and agrees that the shares of Buyer Common Stock to be acquired by Seller pursuant to this Agreement will be acquired for investment for Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. Seller acknowledges and agrees that Seller does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any Third Party, with respect to any of the shares of Buyer Common Stock to be received by it pursuant to this Agreement. Seller represents and warrants that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of owning the shares of Buyer Common Stock to be received by it pursuant to this Agreement. Seller has the ability to bear the economic risk of the investment in shares of Buyer Common Stock, including complete loss of such investment.
2.21    Access to Information. Seller acknowledges that (a) it has been afforded (i) access to information about Buyer and its financial conditions, results of operations, businesses, properties and prospects sufficient to enable Seller to evaluate its investment in the Buyer Common Stock; and (ii) the opportunity to obtain such additional information that Buyer possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment in the Buyer Common Stock and any such additional information has been provided to Seller’s reasonable satisfaction, and (b) it has sought such professional advice as it has considered necessary to make an informed decision with respect to its acquisition of the Buyer Common Stock. Except to the extent expressly provided for in this Agreement, Seller hereby agrees that neither Buyer nor any of its Affiliates will have or be subject to any liability or indemnification obligation to Seller or to any other person resulting from the issuance of shares of Buyer Common Stock to Seller.
2.22    Restricted Securities; Legends.

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(a)    Seller understands that the shares of Buyer Common Stock to be received by it in connection with the transactions contemplated by this Agreement have not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller’s representations and warranties as expressed herein. Seller understands that such shares of Buyer Common Stock will be “restricted securities” under applicable securities Laws and that, pursuant to these Laws, Seller must hold such shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available.
(b)    Seller understands that the shares of Buyer Common Stock to be received by it in connection with the transactions contemplated by this Agreement may be notated with one or more of the following legends:
(i)    “THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933”; and
(ii)    any legend required by applicable securities Laws to the extent such Laws are applicable to the Shares represented by the certificate, instrument, or book entry so legended.
2.23    Accredited Investor. Seller is an “accredited investor” (as defined in Regulation D promulgated under the Securities Act).
2.24    Brokers and Agents. No broker or finder has acted for any member of the Seller Group in connection with the Transaction Documents or the transactions contemplated thereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of any member of the Seller Group.
2.25    Disclosure. No representation or warranty by Seller contained in this Agreement, and no statement contained in the Disclosure Schedule or any other Transaction Document delivered or to be delivered by or on behalf of Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. Seller has delivered to Buyer true, complete and correct copies of each Material Contract and other document referred to in the Disclosure Schedule.
2.26    Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE II, NEITHER THE SELLER NOR ANY INDEMNIFYING PARTY MAKES AND HAS NOT MADE ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, RELATING TO THE BUSINESS, INCLUDING ANY

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REPRESENTATIONS OR WARRANTIES AS TO THE FUTURE REVENUES OR PROFITABILITY OF THE BUSINESS OR AS TO THE MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE OF ANY OF THE ASSETS OF SELLER OR REPRESENTATIONS OR WARRANTIES ARISING BY STATUTE OR OTHERWISE IN LAW FROM A COURSE OF DEALING OR USAGE OF TRADE. ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED BY SELLER AND THE INDEMNIFYING PARTIES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL, OR SHALL BE DEEMED OR CONSTRUED TO, PRECLUDE, LIMIT OR IMPAIR ANY CLAIM IN RESPECT OF, RELIEVE ANY PERSON OF ANY LIABILITY OR OBLIGATION FOR, OR LIMIT OR IMPAIR ANY RECOURSE OR REMEDY OF ANY PERSON AVAILABLE IN RESPECT OF, FRAUD, WHETHER BASED ON REPRESENTATIONS OR STATEMENTS SET FORTH IN OR OUTSIDE OF THIS AGREEMENT.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER
To induce Seller to enter into the Transactions Documents and consummate the transactions contemplated thereby, Buyer represents and warrants to Seller, as of the date of this Agreement and as of the Closing, as follows:
3.1    Due Organization. Buyer is duly organized, validly existing and in good standing under the Laws of the jurisdiction of the State of Delaware. Buyer has full corporate power and authority necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.
3.2    Authorization; No Conflict.
(a)    Buyer has full legal right and all requisite corporate power and authority to execute and deliver each of the Transaction Documents to which it is a party and to perform the transactions contemplated thereby. The execution and delivery by Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability might be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors generally. Each of the other Transaction Documents has been duly and validly executed and delivered by Buyer or, when so executed and delivered, will be duly and validly executed and delivered by Buyer, enforceable against it in accordance with its terms, except as such enforceability might be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors generally.
(b)    The execution, delivery and performance of the Transaction Documents by Buyer, and the consummation of the transactions contemplated thereby, do not and will not, with or without notice, lapse of time or both: (i) conflict with or result in a breach or violation of any Charter Documents or any resolution of the Governing Body of Buyer; (ii) require on the

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part of Buyer any consent, waiver, approval, declaration or authorization of, or notice to or filing with, any Governmental Authority; or (iii) violate any Law to which Buyer or its properties, rights or assets are subject or bound.
3.3    Sufficient Funds. Buyer will have sufficient funds available as and when needed to consummate the transactions contemplated hereby and to perform its obligations hereunder.
3.4    Capitalization. The authorized capital stock of Buyer consists of 125,000,000 shares of Buyer Common Stock and 5,000,000 shares of Buyer Preferred Stock. As of the close of business on the Business Day prior to the date of this Agreement, there were (i) 61,580,792 shares of Buyer Common Stock and no shares of Buyer Preferred Stock outstanding and (ii) zero shares of Buyer Common Stock held in treasury.
3.5    Buyer Stock. The shares of Buyer Stock subject to issuance pursuant to Article I of this Agreement, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens (other than restrictions on transfer imposed under applicable securities Laws and restrictions on transfer thereof as provided for herein or Liens imposed as a result of any action or inaction of Seller), and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporation Law, Buyer’s Charter Documents or any agreement to which Buyer is a party or is otherwise bound. There are no obligations, contingent or otherwise, of Buyer to repurchase, redeem or otherwise acquire any shares of Buyer Stock.
3.6    SEC Filings; Financial Statements; Information Provided.
(a)    Buyer has filed all registration statements, forms, reports, certifications and other documents required to be filed by Buyer with the SEC under all applicable securities Laws in the twelve (12) months preceding the date hereof. All such registration statements, forms, reports and other documents filed under all applicable securities Laws (including those that Buyer may file after the date hereof until the Closing) are referred to herein as the “Buyer SEC Reports.” All of the Buyer SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Buyer SEC Reports and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in the light of the circumstances under which they were made, not misleading, in any material respect.
(b)    Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Buyer SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present in accordance

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with GAAP the consolidated financial position of Buyer and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments.
3.7    Listing; Investment Company. The Buyer Stock is registered pursuant to Section 12(b) of the Exchange Act, and Buyer has not received any written notification that the SEC is contemplating terminating such registration. The Buyer Common Stock is listed on the Nasdaq Stock Market and there are no proceedings to revoke or suspend such listing. Buyer has not, in the twelve (12) months preceding the date hereof, received written notice from the Nasdaq Stock Market to the effect that Buyer is not in compliance with the listing or maintenance requirements of such market or exchange. Buyer is not, and is not an Affiliate of, and immediately after the Closing, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
ARTICLE IV
PRE-CLOSING COVENANTS
4.1    Conduct of Business Pending Closing. Between the date of this Agreement and the Closing (except as expressly consented to in writing by Buyer), Seller shall, and shall cause the other members of the Seller Group to, (x) conduct the Business in the Ordinary Course of Business, (y) use reasonable best efforts to maintain and preserve the Business and its organization intact, retain its present officers and employees and maintain and preserve its relationships with its officers and employees, suppliers, vendors, customers, licensors, licensees, distributors, regulatory authorities, creditors and others having business relations with it, and (z) maintain the tangible Acquired Assets, including those held under leases, in good working order and condition, ordinary wear and tear excepted. Notwithstanding the foregoing or any other provision of the Transaction Documents, between the date of this Agreement and the Closing (except as expressly consented to in writing by Buyer), Seller shall not, and shall cause the other members of the Seller Group not to:
(a)    make or agree to make any capital expenditures in excess of $[**] individually, or $[**] in the aggregate, or incur or guarantee or agree to incur or guarantee any Seller Indebtedness involving an obligation in excess of $[**] individually, or $[**] in the aggregate;
(b)    except as required to comply with applicable Law or agreements, plans or arrangements existing on the date of this Agreement and listed in Section 2.9(a) of the Disclosure Schedule, (i) take any action with respect to, adopt, enter into, terminate or amend any Seller Benefit Plan or Seller Benefit Arrangement or any collective bargaining agreement, (ii) increase the compensation or benefits of, or promise any bonus to, any director, officer, employee or consultant of the Business or materially modify their terms of employment or engagement (except pursuant to any obligation existing on the date of this Agreement and disclosed in Section 4.1(b) of the Disclosure Schedule), (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits payable to any employee or consultant of the Seller or the Business, including any outstanding equity compensation (except for pursuant to any obligation existing on the date of this Agreement and disclosed in Section 4.1(b) of the

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Disclosure Schedule), (iv) pay any bonus or other benefit to the officers or employees of the Seller or the Business (except for existing payment obligations described in Section 2.9(a) of the Disclosure Schedule) or hire any new officers or (except in the Ordinary Course of Business) any new employees of the Seller or the Business, (v) grant any awards under any bonus, incentive, equity, performance or other compensation plan or arrangement or benefit plan to any employees or consultants of the Seller or the Business, including the grant of performance units or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder to any employees or consultants of the Seller or the Business, or (vi) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan to any employees or consultants of the Seller or the Business (except, in the case of this clause (vi), in the Ordinary Course of Business);
(c)    sell, assign, lease, sublease, license, sublicense, pledge or otherwise transfer or dispose of or grant any option or rights in, to or under, any Acquired Assets, except for the sale of inventory in the Ordinary Course of Business;
(d)    waive or release any right, or cancel, compromise, release or assign any obligations owed to Seller, related to or arising under the Acquired Assets;
(e)    amend, modify or waive any right of Seller under or terminate or enter into any Material Contract or amend, modify or waive any right under any Material Permit;
(f)    enter into any other transaction, agreement or arrangement that is not negotiated at arm’s length;
(g)    commence a lawsuit or settle any claim or litigation;
(h)    fail to take any action necessary to preserve the validity of any Seller Intellectual Property or Permit;
(i)    breach or violate any applicable Law;
(j)    open or close any facility or office;
(k)    revalue any of the Acquired Assets, including writing down or writing off the value of Inventory or writing off notes or accounts receivable other than in the Ordinary Course of Business;
(l)    change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;
(m)    with respect to Seller or any of its Subsidiaries, make or change any material Tax election, enter into any closing agreement, waive or extend any statute of limitations with respect to Taxes, or settle or compromise any Tax claim or assessment or consent to any Tax claim or assessment;
(n)    undertake or modify any GLP non-clinical or clinical study of any of the Acquired Compounds;

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(o)    commence commercial sale of any of the Acquired Compounds;
(p)    enter into or perform under or make any contact with any Third Party with respect to any arrangement providing for a rebate with respect to any of the Acquired Compounds; or
(q)    take, or agree (in writing or otherwise) to take, any of the actions described in this Section 4.1, or any action which would make any of the representations and warranties of Seller contained in the Transaction Documents untrue or result in any of the conditions set forth in Article VI not being satisfied.
4.2    Information.
(a)    Between the date of this Agreement and the Closing Date, Seller shall, and shall cause each member of the Seller Group to, afford to the authorized Representatives of Buyer access to (i) all of the Acquired Assets, Seller Leased Real Property, sites and Books and Records of the Seller Group and (ii) such additional financial and operating data and other information relating to the Business and the Acquired Assets as Buyer may from time to time reasonably request, including access upon reasonable request to the employees, customers, vendors, suppliers and creditors of the Seller Group. Seller shall, and shall cause each member of the Seller Group to, cooperate with Buyer and its Representatives in the preparation of any documents or other material which may be required in connection with the Transaction Documents.
(b)    No later than [**] following the end of each calendar month prior to the Closing, Seller shall provide to Buyer the unaudited balance sheet of Seller as of the end of the most recently completed calendar month and the related unaudited statements of income and retained earnings and cash flows for the period from the beginning of Seller’s then-current fiscal year until the end of such month.
(c)    Seller and Buyer acknowledge and agree that the Confidentiality Agreement remains in full force and effect and that information provided by Seller or any of Seller’s Affiliates to Buyer, or by Buyer or any of Buyer’s Affiliates to Seller, pursuant to this Agreement prior to the Closing shall be treated in accordance with the Confidentiality Agreement. If this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms. If the Closing occurs, the Confidentiality Agreement, insofar as it covers information provided to Buyer or its Affiliates relating to the Business, shall terminate effective as of the Closing, but shall remain in effect insofar as it covers other information provided by or on behalf of Seller to Buyer thereunder.
4.3    Exclusivity. From and after the date hereof until the Closing:
(a)    Seller shall not and shall cause its Representatives and Subsidiaries not to, directly or indirectly: (i) initiate, solicit, encourage or otherwise knowingly facilitate any inquiry, proposal, offer or discussion with any party (other than Buyer) concerning any Acquisition Transaction, (ii) furnish any information concerning the Business (or any portion thereof) or the properties or assets of any member of the Seller Group to any Person (other than Buyer) or (iii) engage in discussions or negotiations with any party (other than Buyer) concerning any Acquisition Transaction.

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(b)    Seller shall and shall cause its Representatives and Subsidiaries to (i) immediately cease any discussions or negotiations of the nature described in Section 4.3(a) that were pending, (ii) immediately notify any party with which such discussions or negotiations were being held of such termination, (iii) immediately request in writing that all Persons to whom nonpublic information concerning any member of the Seller Group has been distributed on or prior to the date of this Agreement return or destroy such information to Seller as soon as possible, and (iv) refrain from entering into any Acquisition Transaction.
(c)    Seller shall and shall cause its Representatives and Subsidiaries to: (i) promptly advise Buyer in writing of the receipt, directly or indirectly, of any inquiry, proposal or other materials, and of any discussions, negotiations or proposals relating to, an Acquisition Transaction, (ii) promptly identify the offeror, and (iii) promptly provide Buyer copies of all correspondence (including any indications of interest) and proposed written agreements, arrangements or understandings with respect to any Acquisition Transaction (and a description of any proposed oral agreements with respect thereto). Seller shall promptly advise Buyer of all subsequent communications relating to such proposal.
4.4    Notification of Certain Matters. Seller shall give prompt notice (and, in any event, within [**]) to Buyer of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would or would be reasonably likely to cause any representation or warranty of Seller contained herein to be untrue or inaccurate in any material respect at any time at or prior to the Closing, or which would constitute a Material Adverse Change, (b) any event which would reasonably be expected to cause any of the conditions in Article VI not to be fulfilled, and (c) any material failure of Seller to comply with or satisfy in a timely manner any covenant, condition or agreement to be complied with or satisfied by Seller hereunder. The delivery of any notice pursuant to this Section 4.4 shall in no circumstance be deemed to (i) modify the representations, warranties, covenants or agreements hereunder of Seller or the Disclosure Schedule, (ii) modify any of the conditions set forth in Article VI, or (iii) cure or prevent any misrepresentation, inaccuracy, untruth or breach of any representation, warranty, covenant or agreement set forth in this Agreement or any other Transaction Document or failure to satisfy any condition set forth in Article VI.
4.5    Cause Conditions to be Satisfied. Subject to Section 4.6, (a) Seller shall use reasonable best efforts to cause each of the conditions set forth in Section 6.1 to be satisfied at or prior to the Closing; provided that, in seeking to satisfy such conditions, Seller shall not (i) waive or discharge any liabilities or obligations owing to Seller by any counterparty to any such agreement, arrangement, document, permit or other instrument, (ii) waive any rights of Seller under any such agreement, arrangement, document, permit or other instrument, or (iii) amend, modify, supplement or otherwise change the terms of any such agreement, arrangement, document, permit or other instrument; (b) Buyer shall use reasonable best efforts to cause each of the conditions set forth in Section 6.2 to be satisfied at or prior to the Closing; and (c) each Party shall cooperate in filing all notices and obtaining all consents and approvals required by Section 1.4(a)(v) (it being agreed that such filings and consents shall nonetheless be the responsibility of Seller).
4.6    Governmental Consents and Filing of Notices.

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(a)    Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts to ensure that the conditions to the obligations of the other Party to consummate the transactions contemplated by this Agreement and the other Transaction Documents are satisfied.
(b)    Within ten (10) Business Days after the date of this Agreement, Buyer and Seller will make all necessary filings and submissions under the HSR Act. Buyer and Seller will make all other filings required by the antitrust or competition Laws of any other jurisdiction as soon as practicable after the date of this Agreement. Buyer and Seller agree to comply with other reasonable requests for information from Governmental Authorities, to the extent required by applicable Law. Except as may be restricted by applicable Law, (i) the Parties shall cooperate with each other with respect to the obtaining of information needed for the preparation of the Notification and Report Forms required to be filed pursuant to the HSR Act or to the applicable Law of any other jurisdiction by Buyer or Seller in connection with the transactions contemplated hereby, (ii) the Parties shall use reasonable best efforts and shall cooperate in responding to any written or oral requests from Governmental Authorities for additional information or documentary evidence, and (iii) the Parties shall cooperate and shall provide notice and opportunity to consult regarding, and except as prohibited by Law or the applicable Government Authority to participate in, all meetings with Governmental Authorities, whether in person or telephonic, and regarding all written communications with Governmental Authorities, in each case in connection with the transactions contemplated hereby. The Parties agree to request early termination with respect to the waiting period prescribed by the HSR Act. Notwithstanding anything to the contrary in the Transaction Documents, Buyer and Seller shall each be responsible for one-half (1/2) of all filing fees incurred under the antitrust or competition Laws of any jurisdiction in connection with the transactions contemplated hereby.
(c)    Notwithstanding anything to the contrary contained herein, neither Buyer nor its Affiliates shall be required (and Seller shall not agree to any of the following (without the written consent of Buyer)) under this Section 4.6: (i) to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of, hold separate or encumber before or after the Closing any assets, licenses, operations, rights, product lines, businesses or interest therein of Buyer or any of its Affiliates or the Business; (ii) to consent to any sale, divestiture, lease, license, transfer, disposition or other encumbrance by Buyer or Seller or any of their Affiliates of any of their assets, licenses, operations, rights, product lines, businesses (including the Business) or interest therein; (iii) to consent to any agreement to take any of the foregoing actions; or (iv) to agree to any changes to or restriction on, or other impairment of Buyer’s ability to own or operate, any such assets, licenses, product lines, businesses or interests therein or the Business.
4.7    Bulk Transfers Law. Each of Buyer and Seller hereby waives compliance with the provisions of the bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.
4.8    Certain Financial Statements.
(a)    Prior to the Closing, Seller shall deliver to Buyer historical consolidated financial statements for the fiscal year ended December 31, 2018 and for the relevant quarterly periods of 2019, in a form that complies with the requirements of Item 9.01 of Form 8-K and Rule 3-05 of Regulation S-X of the SEC for a business acquisition required to be described in

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answer to Item 2.01 of Form 8-K, including information required in order for Buyer to prepare the pro forma financial information required by Item 9.01 of Form 8-K. The financial statements for the fiscal year ended December 31, 2018 shall be accompanied by an unqualified report from Seller’s independent accounting firm stating that such financial statements present fairly, in all material respects, the consolidated financial position, as well as the consolidated results of operations and cash flows, for the periods covered by such financial statements, in conformity with GAAP.
(b)    Prior to the Closing, Seller shall provide Buyer with such additional information, including reliance letters from Seller’s independent accounting firm, as Buyer may reasonably request in order to comply with the requirements for financial statements included in Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q filed under the Exchange Act, as applicable.
ARTICLE V

OTHER COVENANTS
5.1    Cooperation in Litigation. Except in the case of litigation or an indemnification claim between the Parties, (a) in the event that a claim is asserted against a Party or any of its Subsidiaries or Affiliates with respect to the Business or any of the transactions contemplated hereby (the “Subject Party”), the other Party shall use reasonable best efforts to cooperate or cause its Subsidiaries and Affiliates (collectively, the “Cooperating Party”) to cooperate with the Subject Party in the defense of such claim, and (b) the Subject Party shall reasonably consult with the Cooperating Party regarding the defense of any proceedings or litigation against the Subject Party relating to any of the transactions contemplated hereby.
5.2    Tax Matters.
(a)    The Seller Group shall be responsible for and shall pay all Taxes of Seller and its Subsidiaries for all periods and all Taxes that relate to the Acquired Assets that were incurred in or are attributable to any Taxable period (or portion thereof) ending on or before the Closing Date. Seller and its Subsidiaries shall prepare and file, or cause to be prepared and filed, their Tax Returns for all periods and all Tax Returns that relate to the Acquired Assets for any Taxable periods ending on or before the Closing Date. Such Tax Returns will be prepared and filed in accordance with applicable Law and in a manner consistent with past practices.
(b)    Any real property, personal property or similar Taxes applicable to the Acquired Assets for a Taxable period that includes but does not end on the Closing Date shall be paid by Buyer or Seller, as applicable, and such Taxes shall be apportioned between Buyer and Seller based on the number of days in the portion of the Taxable period that ends on the Closing Date (the “Pre-Closing Tax Period”) and the number of days in the entire Taxable period. Seller shall pay Buyer an amount equal to any such Taxes payable by Buyer which are attributable to the Pre-Closing Tax Period, and Buyer shall pay Seller an amount equal to any such Taxes payable by Seller which are not attributable to the Pre-Closing Tax Period. Such payments shall be made on or prior to the Closing Date or, if later, on the date such Taxes are due (or thereafter, promptly after request by Buyer or Seller if such Taxes are not identified by Buyer or Seller on or prior to the Closing Date).

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(c)    All transfer, sales, and use Taxes, deed excise stamps and similar charges (“Transfer Taxes”) related to the sale of the Acquired Assets contemplated by this Agreement shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer. The party required by Law to file all necessary Tax Returns and other documentation with respect to all such Taxes shall prepare and file such Tax Returns and other documentation and, if required by applicable Law, the non-filing party will, and will cause its Subsidiaries to, join in the execution of any such Tax Returns and other documentation.
(d)    Seller shall provide commercially reasonably cooperation with Buyer and make any filings reasonably and timely requested by Buyer to obtain any available Tax clearance certificates in connection with the transactions contemplated pursuant to this Agreement.
(e)    Notwithstanding any other provision in the Transaction Documents, Buyer shall have the right to deduct and withhold Taxes from any payments to be made hereunder (including any payments to be made under the Escrow Agreement) if such withholding is required by Law and to collect any necessary Tax forms, including any Forms W-8 or W-9, or any successor form thereto, as applicable, or any similar information, from Seller and any other Person that is a recipient of payments hereunder. To the extent any amounts are so withheld, such withheld amounts shall be treated for all purposes as having been delivered and paid to the Person in respect of which such deduction and withholding was made.
(f)    Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Governmental Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Buyer and Seller (and their respective Subsidiaries, if any) shall retain all books and records with respect to Taxes pertaining to the Acquired Assets for a Pre-Closing Tax Period for a period of at least six years following the Closing Date. On or after the end of such period, each Party shall provide the other with at least [**] prior written notice before destroying any such books and records, during which period the Party receiving such notice can elect to take possession, at its own expense, of such books and records. Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Acquired Assets with respect to any Pre-Closing Tax Period.
5.3    Non-Competition, Non-Solicitation and Confidentiality.
(a)    Prohibited Activities. As further consideration for the purchase and sale of the Acquired Assets and the other transactions contemplated hereby:
(i)    Seller covenants and agrees with Buyer that it shall not, and shall cause each other member of the Seller Group not to, during the period of [**] following the Closing Date (the “Non-Competition Term”), directly or indirectly, for such Person or on behalf of or in conjunction with any other Person, engage in the Territory as an owner, Representative or otherwise, in any business, or in developing, selling, manufacturing, distributing or marketing, any product that competes directly or indirectly, or is reasonably likely to compete directly or indirectly, with the Business; provided that this Section 5.3(a) shall not

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prohibit Seller from owning less than [**] percent ([**]%) of the outstanding common stock of a company, the common stock of which is traded on a national stock exchange; and
(ii)    Seller covenants and agrees with Buyer that it shall not, and shall cause each other member of the Seller Group not to, during the period of [**] following the Closing Date (the “Non-Solicitation Term”), directly or indirectly, for such Person or on behalf of or in conjunction with any other Person, solicit or communicate with any Restricted Person for the purpose or with the intent of enticing, or in a manner reasonably likely to entice, such Restricted Person away from Buyer; provided that this Section 5.3(a)(ii) shall not at any time prohibit (x) Seller from soliciting or hiring any Specified Restricted Person whose employment or other service providing relationship with Buyer was terminated by Buyer more than [**] prior to such time or (y) the placement of advertisements in publications of general circulation not directed at any Specified Restricted Person.
Each of the Non-Competition Term and the Non-Solicitation Term shall be automatically extended by the number of days that any member of the Seller Group is found to have been in violation of the provisions of this Section 5.3(a). For purposes of this Section 5.3(a), the term “Buyer” means Buyer and any present or future Affiliate of Buyer.
(b)    Confidentiality. Seller recognizes that by reason of (i) its ownership of the Business and (ii) the information provided by or on behalf of Buyer or any of its Affiliates to Seller in connection with the transactions contemplated hereby, the Seller Group has acquired and/or will acquire Confidential Information, the use or disclosure of which could cause the Business, Buyer and/or its Affiliates substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Seller covenants and agrees with Buyer that Seller will not, and will cause each other member of the Seller Group not to, at any time, directly or indirectly, use, disclose or publish, or permit any other Person (including any other member of the Seller Group) to use, disclose or publish, any Confidential Information, unless (A) such information becomes generally known to the public through no fault of any member of the Seller Group or (B) the disclosing Party is advised in writing by counsel that disclosure is required by Law or the order of any Governmental Authority of competent jurisdiction under color of Law; provided that prior to disclosing any information pursuant to clause (A) or (B) above, such Person shall give prior written notice thereof to Buyer and provide Buyer with the opportunity to contest such disclosure and shall cooperate with efforts to prevent such disclosure.
(c)    Reasonable Restraint. Seller acknowledges, in connection with the prohibited activities restrictions herein that: (i) the relevant market for the Business is worldwide in scope, there exists intense worldwide competition for the products of the Business, and the product life cycles in the Business are [**] or longer, and that the covenants in this Section 5.3 impose a reasonable restraint in light of the activities the Business on the date of this Agreement and the current plans of Buyer, the Seller Group and the Business; (ii) it is the intention of the Parties that the entire goodwill of the Business be transferred to Buyer as part of the transactions contemplated hereby, including the goodwill existing between the Business, on the one hand, and its suppliers, agents, employees, consultants, and other persons under Contract or otherwise associated or doing business with the Business, on the other hand; (iii) that Seller and Buyer explicitly considered the value of the goodwill to be transferred and that such goodwill is valued as a component of the consideration to be paid by Buyer pursuant to the terms

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hereof; and (iv) that the covenants set forth in this Section 5.3 are a material and substantial part of the transactions contemplated hereby (supported by adequate consideration), and Buyer’s failure to receive the entire goodwill contemplated hereby would have the effect of significantly reducing the value of the Business to Buyer.
(d)    Reformation. If the courts of any one or more jurisdictions hold any of the covenants or agreements contained in this Section 5.3 to be unenforceable by reason of its extending for too long a period of time or over too large a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the longest period of time for which it may be enforceable, and/or over the largest geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all to the fullest extent which such courts deems reasonable and the Agreement shall thereby be reformed. If the courts of any one or more of such jurisdictions hold any of such covenants or agreements wholly unenforceable by reason of the breach of their scope or otherwise, it is the intention of the Parties that such determination not bar or in any way affect any Party’s right to relief provided in the courts of any other jurisdiction within the geographical scope of such covenants or agreements, with breaches of such covenants or agreements in such other jurisdiction being, for this purpose, severable into diverse and independent covenants.
(e)    Specific Performance. Seller acknowledges that Buyer will be irreparably harmed and that remedies at law would be inadequate for any actual or threatened breach (for the avoidance of doubt, “threatened breach” as used in this paragraph shall mean the anticipatory repudiation by a Party of its obligations under this Section 5.3) by any member of the Seller Group of any of the covenants or agreements contained in this Section 5.3. It is accordingly agreed that, in addition to any other remedies which may be available upon the actual or threatened breach of any such covenants or agreements, Buyer shall have the right to equitable relief (including in the form of injunctions and orders for specific performance (in each case, without the proof of actual damages) to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, Seller’s covenants and agreements contained in this Section 5.3, in any court having jurisdiction over the Parties and the matter, and Seller shall cooperate fully in any attempt to obtain any such remedy or relief. Seller agrees to waive any requirement for the security or the posting of any bond in connection with any such remedy or relief.
(f)    Independent Covenant. All of the covenants in this Section 5.3 shall be construed as an agreement independent of any other provision in the Transaction Documents, and the existence of any claim or cause of action of Seller against Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of such covenants. The Parties expressly acknowledge that the terms and conditions of this Section 5.3 are independent of the terms and conditions of any other agreements including any employment agreements entered into in connection with this Agreement. The covenants contained in Section 5.3 shall not be affected by any breach of any other provision hereof by any Party.
5.4    Transaction Confidentiality Agreements. Effective as of the Closing, (a) to the extent any right or interest of Seller under any Transaction Confidentiality Agreement is assignable without the consent of a Third Party, Seller hereby assigns to Buyer all rights and interests under any Transaction Confidentiality Agreement to which Seller is a party, and (b) to the extent any right or interest of Seller under a Transaction Confidentiality Agreement is not

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assignable without the consent of a Third Party, Seller agrees to use reasonable best efforts to enforce its rights under any such Transaction Confidentiality Agreement for the benefit of Buyer and its Affiliates as Buyer requests.
5.5    Further Assurances.
(a)    From time to time after the Closing Date, upon request of any Party, each Party shall execute, acknowledge and deliver all such other instruments and documents and shall take all such other actions required to consummate and make effective the transactions contemplated by the Transaction Documents and to put Buyer in possession and control of all of the Acquired Assets of a tangible nature; provided that Buyer shall not be required to pay any further consideration or amounts therefor.
(b)    If at any time or from time to time after the Closing, Seller or any of its Affiliates, on the one hand, or Buyer or any of its Affiliates, on the other hand, shall receive or otherwise possess any asset or right (including cash) that should belong to Buyer, on the one hand, or Seller, on the other, pursuant to this Agreement, Seller or Buyer (as the case may be) shall promptly transfer, or cause to be transferred, such asset or right to the Person so entitled thereto. Prior to any such transfer in accordance with this Section 5.5(b), the Person receiving or possessing such asset shall hold such asset in trust for such other Person. Without limitation of the foregoing, in the event Seller or any of its Affiliates receives any payment in respect of any Acquired Asset or Buyer or any of its Affiliates receives any payment in respect of an Excluded Asset, Seller or Buyer (as applicable) shall promptly deliver such payment to an account designated in writing by Buyer or Seller (as applicable) by wire transfer of immediately available funds.
5.6    Sharing of Data.
(a)    Seller shall retain the Retained Books and Records. Buyer shall have the right for a period of [**] following the Closing Date to have reasonable access to those books, records and accounts, including financial and accounting records (including the work papers of Seller’s independent accountants), Tax records, correspondence, production records, employment records and other records that are retained by Seller pursuant to the terms of this Agreement to the extent that any of the foregoing is needed by Buyer for the purpose of conducting the Business after the Closing and complying with its obligations under applicable securities, Tax, environmental, employment or other Laws. Seller shall not destroy any such books, records or accounts retained by it without first providing Buyer with the opportunity to obtain or copy such books, records, or accounts at Buyer’s expense. Promptly upon request by Buyer made at any time following the Closing Date, Seller shall authorize the release to Buyer of all files pertaining to the Acquired Assets or the Business held by any federal, state, county or local authorities, agencies or instrumentalities.
(b)    Seller shall have the right for a period of [**] following the Closing Date to have reasonable access to those books, records and accounts included in the Acquired Assets and acquired by Buyer pursuant to this Agreement, including financial, accounting and Tax records, to the extent that any of the foregoing are reasonably required by Seller for the purpose of maintaining or winding down the legal existence of the Seller after the Closing in accordance with Section 5.13.

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5.7    Use of Business Names. Seller shall not use, and shall not permit any Affiliate to use, any Business Name or any name reasonably similar thereto after the Closing Date in connection with any business related to, competitive with, or an outgrowth of, the Business. “Business Names” means all business names, brand names, marketing names, trade names, trademarks, service marks and domain names related to or used in connection with the Business.
5.8    Employees.
(a)    Buyer shall be permitted, at Buyer’s discretion, to offer employment to any or all of the employees of the Business, terminable at the will of Buyer. Seller hereby consents to the hiring of any such employees by Buyer and waives, with respect to the employment by Buyer of such employees, any claims or rights any member of the Seller Group may have against Buyer or any such employee under any non-competition, confidentiality or employment agreement.
(b)    The Parties agree that COBRA liability shall follow the asset sale rules of Treas. Reg. Section 54.4980B-9 that an individual who separates from service from any member of the Seller Group and as a result loses applicable coverage is an M&A qualified beneficiary, and that Buyer shall have the responsibility to offer COBRA coverage to all M&A qualified beneficiaries.
(c)    Upon Buyer’s written request, which shall be provided, if at all, prior to the Closing, the Seller and Buyer shall agree that, pursuant to the “Alternate Procedures” provided in Section 5 of Revenue Procedure 2004-53, with respect to the filing and furnishing of Internal Revenue Service Forms W-2, W-3 and 941 for the full calendar year in which the Closing occurs, (i) the Seller and the Buyer shall report on a “predecessor-successor” basis, as set forth therein, (ii) the Seller shall be relieved from furnishing Forms W-2 to any Transferred Employees, and (iii) the Buyer shall assume the obligations of the Seller to furnish Forms W-2 to such Transferred Employees and Forms W-2 and W-3 with respect to Transferred Employees to the Social Security Administration; provided, the Seller shall timely transfer to the Buyer all Forms W-4 and W-5 with respect to the Transferred Employees, and such other data relating to Transferred Employees as shall be necessary for the Buyer to assume and satisfy such obligations accurately and in accordance with the Law. For the avoidance of doubt, in the absence of any such written request from Buyer, the “Standard Procedure” provided in Section 4 of Revenue Procedure 2004-53 shall apply.
5.9    No Assumption or Transfer of Benefit Plans.
(a)    Except as otherwise specifically provided in the Agreement, Buyer and its Affiliates shall not assume any obligation under or Liabilities with respect to, or receive any right or interest in any trusts relating to, any assets of or any insurance, administration or other Contracts pertaining to any of the Benefit Plans which are sponsored or maintained by Seller or its Affiliates. The responsibility for all Liabilities, benefits and claims under such Benefit Plans shall remain with Seller and its Affiliates.
(b)    Seller Employees shall continue participation under the Benefit Plans that provide extended health, disability, life insurance or similar benefits with respect to claims or costs incurred by the Employees and their eligible spouses, dependents or beneficiaries, as

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applicable, prior to the Closing Date. For the purposes of this Section 5.10 the date on which a claim or cost is incurred or arises will be: (i) in the case of a disability claim, the date of the occurrence of the event causing the disability or the date of reoccurrence of a previously experienced disability, (ii) in the case of extended health claims, including dental and medical treatments, the date on which the service was provided, (iii) with respect to a prescription drug or vision care claim, the date that prescription will be filled or product and service provided, and (iv) in the case of a death claim, the date of death.
5.10    Enforcement of Insurance Claims. Seller hereby assigns to Buyer the right to pursue and enforce, and hereby irrevocably appoints Buyer as its true and lawful attorney in fact with full power in the name of and on behalf of the Seller Group for the purpose of pursuing and enforcing, any and all rights of the Seller Group under any insurance policies of the Seller Group which are not assigned to Buyer pursuant to this Agreement with respect to any occurrence, claim or loss (including any product liability claim) which is the subject of an indemnity obligation by Seller to Buyer under Article VIII; provided that Buyer may not exercise such right or power unless Seller fails to promptly and expeditiously pursue and enforce its rights under its insurance policies with respect to such occurrence, claim or loss. The power of attorney conferred upon Buyer by Seller pursuant to this Section 5.10 is an agency coupled with an interest and all authority conferred hereby shall be irrevocable, and shall not be terminated by the dissolution or the liquidation of Seller or any other act of Seller.
5.11    Public Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that (a) any Party may make any public disclosure it believes in good faith is required by applicable Law or stock market rule (in which case the disclosing party shall use reasonable best efforts to advise (i) Seller in the event that the disclosing party is Buyer or (ii) Buyer in the event the disclosing party is Seller, and provide the applicable advised party with a copy of the proposed disclosure prior to making the disclosure) and (b) Buyer and its Affiliates shall not be bound by the provisions of this Section 5.12 following the Closing Date.
5.12    Additional Post-Closing Covenants Regarding Adverse Event Reporting. From and after the Closing and at no cost to Buyer, Seller shall promptly forward or cause to be promptly forwarded to Buyer any adverse drug event calls or reports with respect to any Development Compound.

5.13    Maintenance of Corporate Existence; Restriction on Dividends and Distributions.  Seller shall maintain its corporate existence and shall not disclose, set aside or pay any dividend or other distribution in cash or other property (other than capital stock of the Seller) in respect of its stock, for a period of [**] following the Closing Date; provided that Seller may convert its corporate form from a corporation incorporated under the laws of the State of Delaware to any entity (e.g. limited liability company or trust) organized under the laws of the State of Delaware.

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5.14    Registration Rights.
(a)    Buyer shall use commercially reasonable efforts to (i) file with the SEC, within sixty (60) calendar days following the delivery of any Buyer Common Stock to the Seller in respect of any contingent payment pursuant to Section 1.6, a registration statement with respect to the public resale by the Seller of Registrable Securities on a continuous or delayed basis pursuant to Rule 415 under the Securities Act, in respect of which the Buyer may use a registration statement on Form S-3 (or any successor form registration statement available for such resale which permits incorporation by reference of the Buyer’s filings with the SEC to at least the same extent as such form) to the extent the Buyer is then eligible for its use (the “Registration Statement”), and (ii) cause the Registration Statement to become automatically effective upon filing if eligible to do so or, if not eligible to do so, then use commercially reasonable efforts to take such actions as are necessary to cause such Registration Statement to become effective.
(b)    Within sixty (60) calendar days of any subsequent issuance of any Buyer Common Stock to the Seller in respect of any contingent payment pursuant to Section 1.6, Buyer will amend such Registration Statement (or, if applicable, file a new Registration Statement) covering the resale to the public of any additional Registrable Securities.
(c)    Notwithstanding the foregoing paragraphs of this Section 5.14, Buyer may postpone the filing or the effectiveness of a Registration Statement or of a supplement or amendment thereto or suspend the use of an effective Registration Statement if (i) the Buyer engages in a public offering of its securities, (ii) the Buyer is engaged in any activity, matter or transaction or preparations or negotiations for any activity, matter or transaction that the Buyer desires to keep confidential for business reasons, if the Buyer determines in good faith, upon advice of counsel, that the public disclosure requirements imposed on the Buyer under the Securities Act in connection with the Registration Statement would require disclosure of such activity, transaction, preparations or negotiations, or (iii) the Buyer determines in good faith, upon advice of counsel, that such Registration Statement would reasonably be expected to materially impede, delay, interfere with or otherwise have a material adverse effect on any material acquisition of assets (other than in the ordinary course of business), merger, consolidation, tender offer, financing or any other material business transaction by Buyer; provided, however, that Buyer may not invoke this right more than for an aggregate period of more than 120 calendar days in any twelve (12) month period; provided, further, that the Buyer shall be entitled to toll the running of such time periods for up to forty-five (45) calendar days as a result of a review of the Registration Statement or post-effective amendment thereto by the SEC, so long as the Buyer is using its commercially reasonable efforts to cause the Registration Statement or post-effective amendment thereto to be declared effective), in the event that the Buyer determines in good faith that such postponement or suspension is necessary to amend or supplement the affected Registration Statement or any related prospectus so that such Registration Statement or prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of any prospectus in light of the circumstances under which they were made, not misleading. The Seller agrees to keep and hold confidential the fact of, and any information contained or referenced in, any communications with respect to the postponement or suspension of a Registration Statement described in this Section 5.14.

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5.15    Separation and Release Agreements. Seller shall use its best efforts to obtain executed separation and release agreements, in substantially the form previously made available to Buyer, from all employees of Seller that are terminated at or after the Closing.
ARTICLE VI

CONDITIONS PRECEDENT
6.1    Conditions Precedent to Obligations of Buyer. The obligation of Buyer to effect the Closing is subject to the satisfaction or waiver, at or before the Closing, of the following conditions:
(a)    Accuracy of Representations and Warranties. Each of the representations and warranties made by Seller (i) in Section 2.1 (due organization), 2.2(a) (authorization; no conflict) or 2.7 (assets), or in any other Section to the extent qualified by any Material Adverse Change or other materiality (or equivalent) qualification contained in any such representation or warranty, shall (except for representations and warranties made as of a specific date, which shall be true and correct as of such date) be true and correct as of the date of this Agreement and as of the Closing as if made as of the Closing, and (ii) in any Section (other than Section 2.1 (due organization), 2.2 (authorization; no conflict) or 2.7 (assets)) to the extent not qualified by any Material Adverse Change or other materiality (or equivalent) qualification contained in such representation or warranty, shall (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date) be true and correct in all material respects as of the date of this Agreement and as of the Closing as if made as of the Closing; and Buyer shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of Seller, dated as of the Closing, to such effect.
(b)    Compliance with Covenants. Seller shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement (or in any Disclosure Schedule, agreement, certificate or other document delivered in connection herewith) to be performed or complied with by Seller prior to the Closing; and Buyer shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of Seller, dated as of the Closing, to such effect.
(c)    No Litigation or Violation of Law. No Law shall be in effect, and no action or proceeding shall be instituted or threatened by or before any Governmental Authority or arbitral body, that (i) does or seeks to challenge, prohibit, make illegal, enjoin, restrain or prevent the consummation of the transactions contemplated hereby, (ii) does or would reasonably be expected to adversely affect the right of Buyer to own the Acquired Assets or to own or operate the Business (or any portion thereof after the Closing), (iii) does or would reasonably be expected to require Buyer or any of its Affiliates to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of, hold separate or encumber the Business or any assets (including the Acquired Assets), licenses, operations, rights, product lines, businesses or interest therein of Buyer or any of its Affiliates, or (iv) does or would reasonably be expected to result in Buyer or any of its Affiliates suffering any material adverse consequence or any material civil or criminal liability in connection with the Closing.

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(d)    No Material Adverse Change. There shall have occurred no result, occurrence, fact, change, event or effect that, individually or taken together with all other results, occurrences, facts, changes, events or effects, has had, or would reasonably be expected to have, a Material Adverse Change.
(e)    Antitrust Approval. Any waiting period (and any extension thereof) under the HSR Act or under any other applicable domestic or foreign Law that suspends the right to close the transactions contemplated hereby shall have expired or terminated.
(f)    Regulatory Approval. With respect to any of the Acquired Compounds, (i) no voluntary drug recall shall have been initiated or agreed to by Seller and no drug recall shall have been mandated by any Governmental Authority (including under 21 CFR Part 7), (ii) no Governmental Authority shall have permanently prohibited the further clinical use or terminated the IND (including under 21 CFR 312.44 on grounds of safety) and (iii) no IND shall have been definitively converted to “inactive status” under 21 CFR 312.45 as a result of a clinical hold imposed by the FDA on grounds of safety.
(g)    Separation and Release Agreements. Buyer shall have received executed separation and release agreements, in substantially the form previously made available to Buyer, from all employees of Seller that were terminated after December 31, 2018 and prior to the Closing, other than those set forth on Section 6.1(g) of the Disclosure Schedule.
(h)    Financial Statements. Buyer shall have received the financial statements and other documents described in Section 4.8 in form and substance reasonably satisfactory to Buyer.
(i)    Other Deliveries. Seller shall have made all other deliveries required to be made at or prior to the Closing pursuant to this Agreement, including those set forth in Section 1.4(a).
6.2    Conditions Precedent To Obligations of Seller. The obligation of Seller to effect the Closing is subject to the satisfaction or waiver, at or before the Closing, of the following conditions:
(a)    Accuracy of Representations and Warranties. Each of the representations and warranties made by Buyer in Article III (i) to the extent qualified by any materiality (or equivalent) qualification contained in any such representation or warranty, shall (except for representations and warranties made as of a specific date, which shall be true and correct in all respects as of such date) be true and correct in all respects as of the date of this Agreement and as of the Closing as if made as of the Closing, and (ii) to the extent not qualified by any materiality (or equivalent) qualification contained in such representation or warranty, shall (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date) be true and correct in all material respects as of the date of this Agreement and as of the Closing as if made as of the Closing, other than for such failures of any representations or warranties as would not prevent the Closing from occurring; and Seller shall have received a certificate signed by an executive officer of Buyer, dated as of the Closing, to such effect.

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(b)    Compliance with Covenants. Buyer shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement (or the Disclosure Schedule or any agreement, certificate or other document delivered in connection herewith) to be performed or complied with by Buyer prior to the Closing, and Seller shall have received a certificate signed by an executive officer of Buyer, dated as of the Closing, to such effect.
(c)    No Violation of Law. No Law shall be in effect that prohibits, makes illegal, enjoins or prevents the consummation of the transactions contemplated hereby.
(d)    Regulatory Approval. Any waiting period (and any extension thereof) under the HSR Act or under any applicable domestic or foreign Law that suspends the right to close the transactions contemplated hereby shall have expired or terminated.
(e)    Other Deliveries. Buyer shall have made all other deliveries required to be made at or prior to the Closing pursuant to this Agreement, including those set forth in Section 1.4(b).
ARTICLE VII

TERMINATION
7.1    Termination. This Agreement may be terminated at any time prior to the Closing solely:
(a)    by mutual written consent of Buyer and Seller;
(b)    by either Buyer or Seller if the Closing shall not have occurred by the Termination Date;
(c)    by either Buyer or Seller, if any Governmental Authority shall have issued a final, non-appealable order, decree or ruling, or there shall exist any Law, in each case that prohibits, makes illegal, enjoins or prevents the consummation of the transactions contemplated hereby;
(d)    by Buyer (if it is not in material breach of its representations, warranties, covenants and obligations under the Transaction Documents) if there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of Seller set forth in the Transaction Documents, which breach or inaccuracy would cause any condition set forth in Section 6.1 not to be satisfied if it remained uncured as of the Termination Date (and such breach or inaccuracy has not been cured or such condition has not been satisfied within [**] after the receipt of written notice thereof); or
(e)    by Seller (if it is not in material breach of its representations, warranties, covenants and obligations under the Transaction Documents) if there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of Buyer set forth in the Transaction Documents, which breach or inaccuracy would cause any condition set forth in Section 6.2 not to be satisfied if it remained uncured as of the Termination Date (and such breach

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or inaccuracy has not been cured or such condition has not been satisfied within [**] after the receipt of written notice thereof).
7.2    Effect of Termination. In the event of any termination of this Agreement pursuant to Section 7.1, this Agreement forthwith shall become void and of no further force or effect, and no Party (or any of its Affiliates or Representatives) shall have any liability or obligation hereunder, except (a) the provisions of Article IX (definitions) and the following Sections shall survive any such termination: 4.2(c) (continued effect of Confidentiality Agreement), 7.2 (effect of termination), 10.1 (notices), 10.2 (entire agreement), 10.3 (successors and assigns), 10.4 (counterparts), 10.5 (expenses and fees), 10.6 (governing law), 10.7 (submission to jurisdiction), 10.8 (dispute resolution), 10.10 (amendment; waiver), 10.11 (absence of third party beneficiary rights) and 10.12 (mutual drafting), and (b) nothing herein shall relieve any Party from liability for fraud, intentional misrepresentation or willful breach of the Transaction Documents prior to such termination.
ARTICLE VIII

REMEDIES
8.1    Indemnification by Seller. If the Closing occurs, Seller covenants and agrees to defend and indemnify Buyer and its Affiliates and each of Buyer’s and its Affiliates’ respective Representatives (individually, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) in respect of, and hold the Buyer Indemnified Parties harmless against and will compensate and reimburse the Buyer Indemnified Parties for, any and all Losses incurred, suffered or paid by any Buyer Indemnified Party (regardless of whether such Losses relate to any Third Party Claim) resulting from, relating to or constituting:
(a)    any breach or inaccuracy, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of Seller set forth in this Agreement, the Disclosure Schedule or any agreement, certificate or other document delivered by or on behalf of Seller in connection herewith, or any third party allegation thereof;
(b)    any nonfulfillment or breach of any covenant or agreement on the part of any member of the Seller Group set forth in this Agreement, the Disclosure Schedule or any agreement, certificate or other document delivered by or on behalf of Seller in connection herewith;
(c)    any Retained Liabilities;
(d)    any Liability (including any Liability related to Taxes) imposed upon Buyer by reason of its status as transferee of, or successor to, the Business or the Acquired Assets (including any Liability imposed upon Buyer as a result of the failure, in connection with the sale of the Acquired Assets by Seller to Buyer pursuant to this Agreement, to comply with, and obtain for Buyer the benefits afforded by compliance with, any applicable bulk transfers Laws or Tax clearance certificate requirements under applicable state Tax Law);

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(e)    the Business prior to the Closing Date or the actions or omissions of the directors, officers, equityholders, employees or agents of any member of the Seller Group on or prior to the Closing Date;
(f)    any violation, conflict, breach of or default under (or omission or commission of any action, condition or event which, after notice, lapse of time or both, would result in any such violation, conflict or breach of or default under) any Contract, Permit or Law by any member of the Seller Group with respect to any of the Acquired Compounds or the Business, in each case on or prior to the Closing Date;
(g)    any product warranty claims or obligations in connection with any of the Acquired Compounds manufactured or sold on or prior to the Closing Date;
(h)    any product liability claims or obligations (including claims or obligations relating to personal injury, death or property damage) in connection with any of the Acquired Compounds manufactured or sold on or prior to the Closing Date;
(i)    any property damage or any personal injury or death suffered by any current or former Representative of any member of the Seller Group, to the extent relating to the Business and caused or aggravated by occurrences, omissions or circumstances on or prior to the Closing Date;
(j)    any infringement, violation or misappropriation of Intellectual Property rights of any Person on or prior to the Closing Date (A) by the Business (or by any Person whose Liability the Business has retained or assumed either by Contract or by operation of Law) or (B) related to the manufacture, marketing, distribution, use, sale or license of any of the Acquired Compounds;
(k)    (i) any Seller Indebtedness (except to the extent such Seller Indebtedness is withheld from the Cash Consideration and paid off at Closing by Buyer pursuant to Section 1.4(b)(i)(B)) or (ii) any Transaction Costs (except to the extent such Transaction Costs are withheld from the Cash Consideration and paid off at Closing by Buyer pursuant to Section 1.4(b)(i)(C)); and
(l)    any Liability with respect to the matters set forth on Section 8.1(l) of the Disclosure Schedule.
8.2    Indemnification by Buyer. If the Closing occurs, Buyer covenants and agrees to defend and indemnify Seller and its Affiliates and each of Seller’s and its Affiliates’ respective Representatives (individually, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) in respect of, and hold the Seller Indemnified Parties harmless against and will compensate and reimburse the Seller Indemnified Parties for, any and all Losses incurred, suffered or paid by any Seller Indemnified Party (regardless of whether such Losses relate to any Third Party Claim) resulting from, relating to or constituting:
(a)    any breach or inaccuracy, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of Buyer set forth in this Agreement or any agreement, certificate or other document delivered by or on behalf of Buyer in connection herewith, or any third party allegation thereof;

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(b)    any nonfulfillment or breach of any covenant or agreement on the part of Buyer set forth in this Agreement or agreement, certificate or other document delivered by or on behalf of Buyer in connection herewith; and
(c)    any Assumed Liabilities.
8.3    Limitations on Indemnification Obligations.
(a)    Notwithstanding Section 8.1, there shall be no liability for indemnification under Section 8.1(a) unless the aggregate amount of Losses under this Agreement exceeds $[**] (the “Seller Indemnification Threshold”), at which time Seller will be obligated to indemnify the Buyer Indemnified Parties with respect to the aggregate amount of all Losses described in Section 8.1(a) (i.e., from the first dollar); provided that the Seller Indemnification Threshold shall not apply in the case of fraud, intentional or knowing misrepresentation or willful breach or to the breach of or inaccuracy in any representation or warranty made by Seller in any of the following Sections: 2.1 (due organization), 2.2(a) (authorization; no conflict), 2.7 (assets) (and other provisions relating to title to the Acquired Assets), 2.8 (taxes), 2.9 (employee benefit plans), 2.15 (intellectual property), 2.18 (regulatory matters), 2.19 (affiliate transactions) and 2.24 (brokers and agents).
(b)    Notwithstanding Section 8.2, there shall be no liability for indemnification under Section 8.2(a) unless the aggregate amount of Losses thereunder exceeds $[**] (the “Buyer Indemnification Threshold”), at which time Buyer will be obligated to indemnify the Seller Indemnified Parties with respect to the aggregate amount of all Losses described in Section 8.2(a) (i.e., from the first dollar); provided that the Buyer Indemnification Threshold shall not apply in the case of fraud, intentional or knowing misrepresentation or willful breach or to the breach of or inaccuracy in any representation or warranty made by Buyer in any of the following Sections: 3.1 (due organization) and 3.2 (authorization; no conflict).
(c)    The indemnification obligations of Seller under Section 8.1(a) shall be limited to $[**] (the “Lower Cap”), provided, however, that the Lower Cap shall not apply in the case of fraud, intentional or knowing misrepresentation or willful breach or to (i) Seller’s indemnification obligations under Section 8.1(a) for breaches of or inaccuracies in any representation or warranty set forth in Sections 2.15 (intellectual property) and 2.18 (regulatory matters), which obligations (when aggregated with Seller’s other indemnification obligations under Section 8.1(a)) shall be limited to [**] percent ([**]%) of the Purchase Price, or (ii) Seller’s indemnification obligations under Section 8.1(a) for breaches of or inaccuracies in any representation or warranty set forth in Sections 2.1 (due organization), 2.2(a) (authorization; no conflict), 2.7 (assets) (and other provisions relating to title to the Acquired Assets), 2.8 (taxes), 2.9 (employee benefit plans), 2.19 (affiliate transactions) and 2.24 (brokers and agents), which obligations (when aggregated with Seller’s other indemnification obligations under Section 8.1(a)) shall be limited to an amount equal to the Purchase Price.
(d)    The indemnification obligations of Buyer under Section 8.2(a) shall be limited to an amount equal to the Purchase Price; provided, however, that such limit shall not apply in the case of fraud, intentional or knowing misrepresentation or willful breach.

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(e)    Notwithstanding anything to the contrary in this Agreement: (i) Buyer shall have no obligations under Section 8.2 with respect to any matter for which any Buyer Indemnified Party is or would be entitled to indemnification under Section 8.1 (without giving effect to any limitations, including as to time, survival periods, deductibles, thresholds, caps, knowledge or materiality qualifiers); (ii)  if a Party is entitled to bring a claim under more than one provision of Section 8.1 or 8.2, as the case may be, such Party may choose in its sole and absolute discretion the provision or provisions under which it seeks indemnification; and (iii) Seller shall be obligated to pay, by wire transfer of immediately available funds, any indemnification obligation owed to any Buyer Indemnified Party as set forth herein rather than such obligation being satisfied by disbursement from the Escrow Funds or by offset pursuant to Section 8.6, provided that Buyer shall proceed first against the Escrow Funds in the event of an indemnification claim under Section 8.1(a).
(f)    Notwithstanding a Party’s knowledge of any breach by the other Party of any representation, warranty, covenant or agreement contained in this Agreement (and regardless of how the non-breaching Party shall have acquired such knowledge), the non-breaching Party shall have the right to consummate the transactions provided for herein, and all of the non-breaching Party’s rights and remedies with respect to such breach shall be preserved without regard to its knowledge of such information, it being agreed that each Party, in entering into this Agreement, has bargained for the correctness of each representation, warranty, covenant and agreement of the other Parties contained herein.
(g)    The amount of Losses recoverable by the Indemnified Party under this Article VIII shall be reduced, on a dollar-for-dollar basis, by the amount of any insurance proceeds received by the Indemnified Party in connection with a Claim under this Article VIII under any insurance policies if and only if such proceeds were paid or received under an insurance policy maintained by Seller prior to the Closing and the premiums for such insurance policies were paid by Seller.
(h)    Notwithstanding anything to the contrary in this Agreement, for purposes of determining (i) whether there has been a breach requiring Seller to indemnify as provided in Section 8.1 and (ii) the Losses with respect thereto, each representation, warranty, covenant and agreement made by Seller, whether made herein (other than Section 2.4(b) (absence of changes)) or in any other document, agreement or instrument delivered in connection herewith, shall be deemed to have been made without any qualifications or limitations as to materiality (including any qualifications or limitations made by reference to a Material Adverse Change).
8.4    Survival and Expiration of Representations, Warranties, Covenants and Agreements. With respect to any claim that any Party may have against any other Party that is permitted pursuant to the terms of this Agreement, the survival periods set forth and agreed to in this Section 8.4 shall govern when any such claim may be brought.
(a)    The representations and warranties of Seller set forth in this Agreement, the Disclosure Schedule or any certificate delivered by or on behalf of Seller in connection herewith shall survive the Closing and, except in the case of fraud, intentional or knowing misrepresentation or willful breach, shall expire on the later of the applicable dates specified in clause (i) or (ii) of this Section 8.4(a):

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(i)    (A)    except as to representations and warranties specified in clause (B), (C) or (D) of clause (i) this Section 8.4(a), [**] after the Closing Date; or
(B)    with respect to representations and warranties contained in Sections 2.1 (due organization), 2.2(a) (authorization; no conflict), 2.7 (assets) (and other provisions relating to title to the Acquired Assets), 2.19 (affiliate transactions), 2.24 (brokers and agents), [**]; or
(C)    with respect to representations and warranties contained in Sections 2.8 (taxes) and 2.9 (employee benefit plans), on the date that is [**] after the expiration of the longest federal, state, local or foreign statute of limitation (including extensions thereof) applicable to the underlying claim; or
(D)    with respect to representations and warranties contained in Sections 2.15 (intellectual property) and 2.18 (regulatory matters), on the date that is [**] after the Closing Date; and
(ii)    the final resolution of all Claims pending as of the relevant date described in clause (i) this Section 8.4(a).
(b)    The representations and warranties of Buyer set forth in this Agreement or any certificate delivered by or on behalf of Buyer in connection herewith shall survive the Closing and, except in the case of fraud, intentional or knowing misrepresentation or willful breach, shall expire on the later to occur of (i) the date that is [**] after the Closing Date (except with respect to representations and warranties contained in Sections 3.1 (due organization) and 3.2 (authorization; no conflict), which shall survive until the date that is [**] after the expiration of the longest federal, state, local or foreign statute of limitations applicable to the underlying claim) or (ii) the final resolution of Claims pending with respect to such representations and warranties as of such date.
(c)    All covenants and agreements of the Parties (whether set forth in this Agreement, the Disclosure Schedule or agreement, certificate or other document delivered in connection herewith) not fully satisfied or waived prior to the Closing (including the obligations set forth in Sections 8.1 and 8.2) shall survive the Closing, continue in effect and expire in accordance with their respective terms.
(d)    If a Claim Notice has been timely given in accordance with this Agreement prior to the expiration of the applicable survival period for such representation, warranty or covenant, then the applicable representation, warranty or covenant shall survive as to such claim, until such claim has been finally resolved.
8.5    Indemnification Procedures. All claims for indemnification under this Article VIII (“Claims”) shall be asserted and resolved as follows:
(a)    In the event that any Person entitled to indemnification hereunder (the “Indemnified Party”) has a Claim against any Party obligated to provide indemnification pursuant to Section 8.1 or 8.2 (the “Indemnifying Party”) which has been asserted against an Indemnified Party by a Third Party (a “Third Party Claim”), the following provisions shall apply:

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(i)    The Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such Third Party Claim, specifying the nature of such Third Party Claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Third Party Claim) (the “Claim Notice”). The Indemnified Party’s failure to give reasonably prompt notice as required by this Section 8.5 of any Third Party Claim which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any Liability which the Indemnifying Party may have to the Indemnified Party, except to the extent the failure to give such notice materially and adversely prejudiced the Indemnifying Party.
(ii)    If any Indemnified Party asserts a Claim involving a Third Party Claim, the Indemnifying Party shall, within [**] from delivery of the Claim Notice (the “Notice Period”), notify the Indemnified Party (A) whether or not such Indemnifying Party disputes the Liability to the Indemnified Party hereunder with respect to such Third Party Claim and (B) if such Indemnifying Party does not dispute such Liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such Third Party Claim, provided that the Indemnified Party is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party’s interests. If, and for so long as, (x) the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute the Indemnifying Party’s obligation to indemnify hereunder and desires to defend the Indemnified Party against such Third Party Claim, and (y) the Third Party Claim does not (1) involve criminal liability or any admission of wrongdoing, (2) seek equitable relief or any other non-monetary remedy against the Indemnified Party, (3) involve any Governmental Authority as a party thereto or (4) involve an ad damnum that, taken together with the estimated costs of defense thereof and the claimed amount with respect to any unresolved claims for indemnification then pending, is greater than the current balance of the Escrow Funds, then except as hereinafter provided, such Indemnifying Party shall have the right to defend against such Third Party Claim by appropriate proceedings with legal counsel reasonably acceptable to the Indemnified Party, which proceedings shall be promptly settled or diligently prosecuted by such Party to a final conclusion; provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any matter (in whole or in part) unless such settlement (I) includes a complete and unconditional release of the Indemnified Party and its Affiliates in respect of the Third Party Claim, (II) involves no admission of wrongdoing by the Indemnified Party or its Affiliates and (III) excludes any injunctive or non-monetary relief applicable to the Indemnified Party or its Affiliates. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense.
(iii)    If (A) the Indemnifying Party elects not to defend the Indemnified Party against such Third Party Claim, or fails to promptly settle or diligently defend such claims, or (B) the terms of this Agreement do not permit the Indemnifying Party to defend the Indemnified Party against such Third Party Claim, or (C) the Indemnified Party advises that there are issues that raise actual or potential conflicts of interest between the Indemnifying Party and the Indemnified Party, or (D) the Indemnified Party has different or additional defenses available to it, then the Indemnified Party, without waiving any rights against the Indemnifying Party, may settle or defend against any such Third Party Claim in the Indemnified Party’s sole

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and absolute discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all Losses of the Indemnified Party with respect thereto, including interest from the date such Losses were incurred.
(b)    Notwithstanding anything to the contrary herein, an Indemnified Party may make a claim hereunder even where the Indemnified Party has not yet suffered Losses or where the full amount of any Losses is not yet known, provided the Claim Notice sets forth the specific basis for any such claim to the extent then feasible.
8.6    Right to Set-Off. Subject to the limitations of Section 8.3, Buyer shall have the right, but not the obligation, to set off, in whole or in part, against any obligation or payment it owes to Seller (including under the payments contemplated by Section 1.6), amounts owed to any Buyer Indemnified Party pursuant to the Transaction Documents with respect to any indemnification Claims of Buyer Indemnified Parties; provided that in the event that Buyer shall exercise any such right of set-off, Buyer shall promptly provide Seller a statement describing in reasonable detail, to the extent then known, the obligations owing to Buyer as to which it exercised such right of set-off. If Buyer exercises its rights pursuant to this Section 8.6(a) and withholds a set-off amount from the payment of any contingent payment to be paid by Buyer under Section 1.6 with respect to any indemnity Claim, then promptly following the final resolution of the indemnity Claim, then Buyer shall promptly thereafter pay to Seller the amount, or portion thereof (if any), of the applicable contingent payment that was withheld in excess of such amount that was finally determined to be owned to such Buyer Indemnified Party with respect to such indemnity Claim.
8.7    Exclusive Remedy. Absent fraud, intentional or knowing misrepresentation or willful breach or an action seeking an injunction, specific performance or other equitable relief, the Parties’ sole and exclusive remedy under this Agreement after the Closing with respect to the transactions contemplated hereby shall be indemnification provided in this Article VIII. Notwithstanding anything to the contrary, and without limiting the preceding sentence, if any Buyer Indemnified Party asserts an indemnification claim based on fraud, intentional or knowing misrepresentation or willful breach, no limitations contained in this Agreement shall apply to such claim.
8.8    Tax Treatment. All indemnification payments made hereunder shall be treated by all parties as adjustments to the Purchase Price for Tax purposes unless otherwise required by Law.
ARTICLE IX
DEFINITIONS
9.1    Specific Definitions.
(a)    “Acquired Assets” means all of the assets, rights, properties, claims, contracts and business used or intended to be used by any member of the Seller Group in the conduct of, or otherwise related to, the Acquired Compounds or the Business, including the following specifically identified assets, rights, properties, claims, contracts and business of any

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member of the Seller Group as of the Closing Date, in each case to the extent used or intended to be used by any member of the Seller Group in the conduct of, or otherwise related to, the Business:
(i)    all Acquired Compounds;
(ii)    all trade and other accounts receivable and notes and loans receivable that are payable to any member of the Seller Group, and all rights to unbilled amounts for products delivered or services provided, together with any security held by any member of the Seller Group for the payment thereof;
(iii)    all Inventories, wherever located, including consignment Inventory and Inventory held on order or in transit;
(iv)    all computers, machinery, equipment, tools and tooling, furniture, fixtures, supplies, leasehold improvements, motor vehicles and other tangible personal property;]
(v)    all real property, leaseholds and subleaseholds in real property, and easements, rights-of-way and other appurtenants thereto;
(vi)    all Intellectual Property;
(vii)    all rights under Assigned Contracts;
(viii)    all world-wide regulatory filings, marketing authorizations, permits, licenses, registrations, regulatory clearances, approvals, concessions, qualifications, registrations, certifications and similar items (“Permits”) that cover or are related to any of the Acquired Compounds or the Business, including those related to market, pricing or reimbursement approval (the “Transferred Permits”), including those set forth on Schedule 1;
(ix)    all Books and Records (other than the Retained Books and Records);
(x)    all Insurance Policies of any member of the Seller Group, as well as all proceeds which may be payable thereunder;
(xi)    all supplies, sales literature, promotional literature, advertising materials, customer, supplier and distributor lists, art work, display units, telephone and fax numbers and purchasing records;
(xii)    all refunds, deposits, prepayments or prepaid expenses (including prepaid insurance premiums);
(xiii)    all leaseholds and subleaseholds in any personal property;
(xiv)    except as provided in clause (iv) of the definition of Excluded Assets, all claims, causes of action, choses in action, rights of recovery and rights of set-off or recoupment of any kind, in each case, including any Liens, warranty claims or other rights to

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payment or to enforce payment in connection with products or services delivered or performed by or on behalf of any member of the Seller Group on or prior to the Closing Date;
(xv)    all goodwill and going concern value; and
(xvi)    the Business Names and all goodwill associated therewith.
(b)    “Acquired Compounds” means the Product and all products, product candidates and development candidates for which any member of the Seller Group has conducted research, development and/or commercialization activities and which are owned or controlled by any member of the Seller Group, including those set forth on Schedule 2.
(c)    “Acquisition Transaction” means (i) any merger, liquidation, recapitalization, consolidation or other business combination, or acquisition or sale of securities or assets or any combination of the foregoing involving Seller, the Business, any of the Acquired Compounds or any Acquired Asset (excluding the transactions contemplated hereby), (ii) any licensing transaction related to any Acquired Compound or Seller Intellectual Property, and (iii) any agreement, arrangement or understanding requiring any member of the Seller Group to abandon, terminate or fail to consummate any of the transactions contemplated hereby.
(d)    “Affiliate” means, with respect to any specified Person, (i) any Person that, directly or indirectly through one or more entities, controls or is controlled by, or is under common control with, such specified Person, (ii) any director, officer, partner, member or trustee of such specified Person, (iii) any other Person that is deemed to be an affiliate of such specified Person under interpretations of the Exchange Act, (iv) any Person who is an officer, director, partner, member or trustee of any Person described in clauses (i) through (iii) of this sentence, or (v) if such specified Person is a natural Person, any member of such natural person’s immediate family. As used herein, “controls”, “control” and “controlled” means the possession, direct or indirect, of the power to direct the management and policies of a Person, whether through the ownership of ten percent (10%) or more of the voting interests of such Person, through Contract or otherwise.
(e)    “Annual Net Sales” means the worldwide Net Sales of the Product in any Calendar Year.
(f)    “Assigned Contracts” means any Contract used or intended to be used by any member of the Seller Group in the conduct of, or otherwise related to, any of the Acquired Compounds or the Business to which any member of the Seller Group is a party, including any agreements or instruments securing any amounts owed to any member of the Seller Group, any leases or subleases of real property, any employment contracts, confidentiality or non-disclosure agreements and any licenses or sublicenses relating to Intellectual Property.
(g)    “Assumed Liabilities” means the following (and only the following) liabilities of the Seller Group, in each case to the extent relating to the Acquired Assets or the conduct of the Business after the Closing Date, and in each case solely to the extent not a Retained Liability: all obligations of the Seller Group arising after the Closing under the Assigned Contracts, provided that Assumed Liabilities shall not encompass any such liabilities which relate to any breach of contract, breach of warranty, tort, infringement or violation of Law

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or which arose out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand.
(h)    “Benefit Arrangement” means any benefit arrangement, obligation, custom or practice, whether or not legally enforceable, to provide benefits, other than salary or under a Benefit Plan, as compensation for services rendered, including employment or consulting agreements, severance agreements or pay policies, stay or retention bonuses or compensation, executive or incentive compensation programs or arrangements, incentive programs or arrangements, sick leave, vacation pay, plant closing benefits, patent award programs, salary continuation for disability, consulting, or other compensation arrangements, workers’ compensation, retirement, deferred compensation, bonus, stock option or purchase plans or programs, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, employee discount programs, meals, travel, or vehicle allowances, any plans subject to Section 125 of the Code and any plans providing benefits or payments in the event of a change of control, change in ownership or effective control, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof.
(i)    “Benefit Plan” has the meaning given in ERISA Section 3(3), together with plans or arrangements that would be so defined if they were not (i) otherwise exempt from ERISA by that or another section, (ii) maintained outside the United States or (iii) individually negotiated or applicable only to one person.
(j)    “Bid” means any outstanding quotation, bid or proposal by Seller which, if accepted or awarded, would lead to a Contract with a Governmental Authority or a prime contractor or higher tier subcontractor to a Governmental Authority, for the design, manufacture or sale of products or the provision of services by Seller.
(k)    “Books and Records” means any and all business records, financial books and records, minute books, stock record books, sales order files, purchase order files, engineering order files, warranty and repair files, supplier lists, customer lists, dealer, representative and distributor lists, studies, surveys, analyses, strategies, plans, forms, designs, diagrams, drawings, specifications, technical data, and production and quality control records and formulations.
(l)    “Bridge Loan” means the loan evidenced by that certain Bridge Loan and Security Agreement, dated as of August 7, 2019, by and among Buyer, Seller and the Guarantors named therein.
(m)    “Business” means the research, development, manufacture, distribution, marketing, use and sale of any of the Acquired Compounds on a worldwide basis, and the Exploitation of assets related thereto, as now or previously conducted, or proposed to be conducted, by any member of the Seller Group.
(n)    “Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in Wilmington, Delaware or New York, New York are permitted or required by Law, executive order or governmental decree to remain closed.
(o)     “Buyer Common Stock” means the common stock, $0.001 par value per share, of Buyer.

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(p)    “Buyer Preferred Stock” means the preferred stock, $0.001 par value per share, of Buyer.
(q)    “Buyer Stock” means the Buyer Common Stock and the Buyer Preferred Stock.
(r)    “Buyer Weighted Trading Price” means the volume weighted average price per share (calculated to the nearest one-hundredth of one cent) of Buyer Common Stock on the Nasdaq Stock Market, for the consecutive period of [**] trading days beginning on the opening of trading on the [**] trading day immediately preceding the date upon which applicable shares of Buyer Common Stock will be issued and concluding at the close of trading on the [**] trading day immediately preceding the date upon which applicable shares of Buyer Common Stock will be issued, as calculated by Bloomberg Financial LP under the function “VWAP.”
(s)    “Calendar Year” means any calendar year ending on December 31.
(t)    “cGMP” means the then-current good manufacturing practices required by the FDA, as defined in 21 C.F.R. Parts 210 and 211.
(u)     “Charter Documents” means: (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) the limited liability company agreement, operating agreement and the certificate of organization of a limited liability company; (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (vi) any amendment to any of the foregoing.
(v)    “COBRA” means Part 6 of Title I of ERISA.
(w)    “Code” means the Internal Revenue Code of 1986, as amended.
(x)    “Combination Product” means any product that (i) contains the Product as well as one or more other therapeutically active ingredients, either as a fixed dose product, co-formulated product or co-packaged product, and sold for a single price, and (ii) is developed or commercialized, alone or together with a Third Party, by Buyer or any of its Affiliates or Sublicensees.
(y)    “Confidentiality Agreement” means the confidentiality agreement dated December 18, 2018 by and between Seller and Buyer.
(z)    “Confidential Information” means, as to any Person, any information not generally known outside such Person that may be of value to such Person including information that has not been disclosed to the public or to the trade with respect to such Person’s present or future business, operations, services, products, research, inventions, discoveries, drawings, designs, plans, processes, models, technical information, facilities, methods, trade secrets, copyrights, software, source code, systems, patents, procedures, manuals, specifications, any other intellectual property, confidential reports, price lists, pricing formulas, customer lists, financial information (including the revenues, costs or profits associated with any of such

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Person’s products or services), business plans, lease structures, projections, prospects, opportunities or strategies, acquisitions or mergers, advertising or promotions, personnel matters, legal matters, any other confidential and proprietary information, but excludes any information already properly in the public domain. “Confidential Information” also includes confidential and proprietary information and trade secrets that Third Parties entrust to such Person in confidence.
(aa)    “Contract” means any contract, plan, undertaking, arrangement, concession, understanding, agreement, agreement in principle, franchise, permit, instrument, license, lease, sublease, note, bond, indenture, deed of trust, mortgage, loan agreement or other commitment, whether written or oral.
(bb)    “Cover” or “Covering” means, with respect to the Product and Patent Rights, that, in the absence of ownership of, or a license to, such Patent Right, the making, using, selling and offering for sale or importation of the Product would infringe a Valid Claim of such Patent Right, or with respect to a Valid Claim that is a claim of a pending application, that the making, using, selling and offering for sale or importation of the Product would infringe such Valid Claim if such pending claim were to issue in an issued patent without modification.
(cc)    “Development Compounds” means any and all Acquired Compounds used in human clinical trials or for which GLP toxicology work in support of an investigational new drug application with FDA (or equivalent outside the United States) is planned in the near future or has commenced prior to the Closing Date, including EPI-589, EPI-743 and EPI-857; provided, however, that for purposes of Sections 2.15(e) and 2.15(h), “Development Compound” shall mean only EPI-743 and EPI-589.
(dd)    “Environment” means any surface water, ground water, drinking water supply, land surface or subsurface strata, or ambient air.
(ee)    “Environmental Law” means any Law or Permit relating to the Environment, occupational health and safety, or exposure of persons or property to Hazardous Materials, including any Law, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Hazardous Materials or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the Release, threatened Release, or accidental Release into the Environment, the workplace or other areas of Hazardous Materials, including emissions, discharges, injections, spills, escapes or dumping of Hazardous Materials; (v) transfer of interests in, or control of, real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Hazardous Materials; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons.
(ff)    “Environmental Matters” mean any Liability of any member of the Seller Group, or any of their respective predecessors, arising under any Environmental Law, whether arising under theories of contract, tort, negligence, successor or enterprise liability, strict liability or other legal or equitable theory, including (i) any failure to comply with Environmental Laws

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and (ii) any Liabilities arising from the presence of, Release or threatened Release of, or exposure of persons or property to, Hazardous Materials at any location.
(gg)    “EPI-589” means that certain compound with the chemical structure set forth in Schedule 4(a), as well as any salts, polymorphs, hydrates, solvates, isomers, esters, metabolites, co-crystals, hydroquinones, prodrugs and non-covalently modified forms of the foregoing, and any formulations thereof, in each case, whether alone or as incorporated into any product
(hh)    “EPI-743” means that certain compound with the chemical structure set forth in Schedule 4(b), as well as any salts, polymorphs, hydrates, solvates, isomers, esters, metabolites, co-crystals, hydroquinones, prodrugs and non-covalently modified forms of the foregoing, and any formulations thereof, in each case, whether alone or as incorporated into any product.
(ii)    “EPI-857” means that certain compound with the chemical structure set forth in Schedule 4(c), as well as any salts, polymorphs, hydrates, solvates, isomers, esters, metabolites, co-crystals, hydroquinones, prodrugs and non-covalently modified forms of the foregoing, and any formulations thereof, in each case, whether alone or as incorporated into any product.
(jj)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(kk)    “ERISA Affiliate” means any Person that, together with any member of the Seller Group, would be or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and any general partnership of which any member of the Seller Group is or has been a general partner.
(ll)    “Escrow Agent” means the Escrow Agent named in the form of Escrow Agreement attached hereto as Exhibit D.
(mm)    “Escrow Funds” means the Escrow Amount, as the same may be increased by investment earnings or decreased by investment losses or payments made in satisfaction of the indemnification obligations owed to Buyer Indemnified Parties from time to time.
(nn)     “Exchange Act” means the Securities Exchange Act of 1934.
(oo)    “Excluded Assets” means the following assets of any member of the Seller Group (in each case solely to the extent not an Acquired Asset):
(i)    all cash, short-term investments, deposits, bank accounts and other similar assets;
(ii)    all securities owned by any member of the Seller Group, including all capital stock held by any member of the Seller Group in any Subsidiary;
(iii)    the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications,

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taxpayer and other identification numbers, seals, minute books, stock transfer books and other documents relating to the organization and existence of any member of the Seller Group as a corporation;
(iv)    all Tax refunds, Tax deposits and Tax Books and Records;
(v)    all Seller Benefit Plans and Seller Benefit Arrangements (except to the extent expressly contemplated by clause (ii) of the definition of Assumed Liabilities);
(vi)    any of the rights of any member of the Seller Group under the Transaction Documents;
(vii)    all Contracts for employment;
(viii)    all rights under Seller’s Insurance Policies, to the extent relating to Retained Liabilities; and
(ix)    those assets listed on Schedule 3.
(pp)    “Exploit”, including with correlative meaning the term “Exploitation”, means research, develop, design, test, modify, make, use, sell, have made, used and sold, import, market, promote, package, label, distribute, commercialize, transport, store, display, reproduce, support, maintain, modify and create derivative works.
(qq)    “[**]” means (i) [**], (ii) any sub-group of patients with [**] or (iii) any indication or symptom uniquely associated with patients (or any sub-group of patients) with [**].
(rr)    “FDA” means the U.S. Food and Drug Administration.
(ss)     “Financial Statements” means (i) the Financial Statements described in Section 2.3(a), (ii) each financial statement delivered pursuant to the first sentence of Section 4.2(b) and (iii) the financial statements delivered pursuant to Section 4.8.
(tt)    “First Commercial Sale” means the first commercial sale in the applicable country of the Product by the Buyer or its Affiliates or sublicensees to a Third Party following receipt of Regulatory Approval of the Product in such country.
(uu)    “GAAP” means U.S. generally accepted accounting principles.
(vv)    “Generic Product” means, with respect to the Product in the United States, any product (i) with the same chemical structure and administration route as the Product and (ii) that is approved in reliance, in whole or in part, on the prior approval of a NDA for the Product by the FDA.
(ww)    “Governing Body” means the board of directors or other governing body of a Person that is not a natural person.

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(xx)    “Government Contract” means any prime contract, subcontract, basic ordering agreement, letter contract, purchase order, delivery order, Bid, change order, arrangement or other commitment of any kind between any member of the Seller Group and any Governmental Authority, any prime contractor to a Governmental Authority or any subcontractor to any such Governmental Authority or prime contractor.
(yy)    “Governmental Authority” means any federal, state, local or foreign governmental or quasi-Governmental Authority or municipality or subdivision thereof or any authority, department, commission, board, bureau, agency, court, tribunal or instrumentality, or any applicable self-regulatory organization.
(zz)    “Hazardous Material” means any substance that is subject to regulation under any Environmental Law, or has been designated or listed by any Governmental Authority or in or pursuant to any applicable Environmental Law to be radioactive, toxic, a pollutant or contaminant, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, oil, petroleum and petroleum products (including fractions thereof), urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a solid or hazardous waste pursuant to the Resource Conservation and Recovery Act of 1976, as amended, or regulated under the Occupational Safety and Health Act, as amended, or pursuant to analogous state Laws or regulations.
(aaa)    “Hazardous Materials Activities” means the transport, storage, use, management, handling, manufacture, disposal or release of, or exposure of its employees or others to, Hazardous Materials or any products containing a Hazardous Material.
(bbb)    “HIPAA” means the Health Insurance Portability and Accountability Act of 1996.
(ccc)    “HSR Act” means the Hart-Scott Rodino Antitrust Improvements Act of 1976.
(ddd)    “Inbound IP Licenses” means, collectively, (i) each license or agreement pursuant to which any member of the Seller Group Exploits each item of Seller Licensed Intellectual Property (excluding currently-available, off‑the‑shelf software programs that are part of the Internal Systems and are licensed by a member of the Seller Group pursuant to “shrink wrap” licenses, the total fees associated with which are less than $2,500), (ii) each agreement, contract, assignment or other instrument pursuant to which any member of the Seller Group has obtained any joint or sole ownership interest in or to any item of Seller Owned Intellectual Property, and (iii) each agreement, contract or other instrument pursuant to which any member of the Seller Group has obtained any ownership or license interest in Intellectual Property developed by a consultant, software or hardware developer or vendor.
(eee)    “IND” means an investigational new drug application filed with the FDA pursuant to 21 C.F.R., Part 312.
(fff)    “Intellectual Property” means the following subsisting throughout the world: (i) any and all (1) patents, (2) pending patent applications, including all provisional, non-provisional, continuations, continuations-in-part and divisional applications and patents granted

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thereon, and (3) all reissues, reexaminations and extensions of the foregoing (1) and (2) (collectively, “Patent Rights”); (ii) registered trademarks and service marks, logos, Internet domain names, corporate names, domain names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress (collectively, “Trademarks”), and all goodwill in the foregoing; (iii) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors; (iv) mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the Laws of any jurisdiction; (v) inventions, invention disclosures, statutory invention registrations, discoveries, trade secrets, technical information, know-how, processes, techniques, technologies, formulations, specifications, research and development information, data and results, whether patentable or non-patentable, whether copyrightable or non-copyrightable and whether or not reduced to practice; and (vi) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the Laws of all jurisdictions).
(ggg)     “Intellectual Property Registrations” means Patent Rights, registered Trademarks, registered copyrights and designs, mask work registrations and applications for each of the foregoing.
(hhh)    “Internal Systems” means the software, laboratory equipment, materials and test, calibration and measurement apparatus used by any member of the Seller Group in the Business or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test any of the Acquired Compounds, whether located on the premises of any member of the Seller Group or a third party site.
(iii)    “Inventory” means all inventories, including inventories of products, work-in-process, finished goods, raw materials, supplies, equipment, parts, labels and packaging (including rights and interests in goods in transit, consigned inventory, inventory sold on approval and rental inventory) and all returned products, samples and obsolete and non-salable inventory.
(jjj)    “IRS” means the U.S. Internal Revenue Service.
(kkk)    “Law” means each applicable law, order, judgment, rule, code, statute, regulation, requirement, variance, decree, writ, injunction, award, ruling or ordinance of any Governmental Authority, including the common law.
(lll)    “Liability” means any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, whether accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.
(mmm)    “Licensor” means any licensor of Seller Licensed Intellectual Property.
(nn)    “Lien” means any adverse claim, mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemption, conversion, put, call or other claim or right, restriction on transfer, or

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preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of any assets), any conditional sale or other title retention agreement and any financing lease involving substantially the same economic effect as any of the foregoing.
(ooo)    “Losses” means all liabilities, losses, claims, damages (including direct, consequential, incidental and/or special damages), diminutions in value, lost profits, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, Taxes, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including amounts paid in settlement, interest, court costs, costs of investigations, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation).
(ppp)    “Major Markets” means the [**].
(qqq)    “Market Exclusivity” means an additional market protection, other than patent protection, granted by the applicable Regulatory Authority which confers a time period during which Buyer, its Affiliates and/or their respective sublicensees have the exclusive right to market and sell the Product in the applicable country or jurisdiction through a regulatory exclusivity right (e.g., new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, pediatric exclusivity, or any applicable data exclusivity).
(rrr)    “Material Adverse Change” means any result, occurrence, fact, change, event or effect that, individually or in the aggregate with any other results, occurrences, facts, changes, events and/or effects, has had or would reasonably be expected to have a material adverse effect on (i) the Business, any of the Acquired Compounds or the Acquired Assets, (ii) the ability of Seller to consummate the transactions contemplated hereby or to perform its obligations hereunder or (iii) the ability of Buyer to own or operate the Business immediately after the Closing; provided, however, that solely for purposes of the foregoing clause (i), none of the following, to the extent first arising after the date of this Agreement, shall be deemed to constitute, and none of the following, to the extent first arising after the date of this Agreement, shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Change: (A) changes in conditions affecting the industry in which the Seller operates generally (except to the extent adversely affecting Seller or the Business in a disproportionate manner relative to other Persons operating in the industries or markets in which Seller or the Business operates); (B) changes in general political, economic or regulatory conditions in the United States or any other country or region in the world or changes in conditions in the global economy generally (except to the extent adversely affecting Seller or the Business in a disproportionate manner relative to other Persons operating in the industries or markets in which Seller or the Business operates); (C) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world (except to the extent adversely affecting Seller or the Business in a disproportionate manner relative to other Persons operating in the industries or markets in which Seller or the Business operates); and (D) acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world (except to the extent adversely affecting Seller or the

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Business in a disproportionate manner relative to other Persons operating in the industries or markets in which Seller or the Business operates); (E) any change in GAAP or applicable Laws (or interpretation thereof) (except to the extent adversely affecting Seller or the Business in a disproportionate manner relative to other Persons operating in the industries or markets in which Seller or the Business operates); or (F) any failure in and of itself (as distinguished from any change or effect giving rise to or contributing to such failure) by the Business to meet any projections or forecasts for any period.
(sss)     “Material Contracts” means, collectively, any and all Contracts listed (or required to be listed) in Section 2.5(b), 2.14(a), 2.15(g) and/or 2.15(h) of the Disclosure Schedule and any Contract that would be required to be listed in any such Section of the Disclosure if it were entered into at or prior to the date of this Agreement.
(ttt)    “NDA” means a new drug application submitted by Seller and filed by the FDA pursuant to 21 C.F.R., Part 314 to market a new drug.
(uuu)    “Net Sales” means, for any period, the amount collected by Buyer and its Affiliates for the sale of the Product, less the following deductions, which shall be calculated by Buyer in accordance with GAAP, consistently applied: (i) normal, customary trade discounts (including volume discounts), credits, chargebacks, reductions and rebates; (ii) allowances and adjustments for rejections, recalls, outdated products or returns (in each event whether voluntary or required); (iii) outbound freight, shipping, insurance, sales, use, excise, value-added, consumption and similar tariffs, taxes or duties imposed on such sale which is paid by or on behalf of Buyer or its Affiliates or their respective sublicensees and stated separately on purchase orders, invoices, or other documents of sale; (iv) credits actually given or allowances actually made for wastage replacement, Medicare/Medicaid or other governmental rebates, (v) annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) allocable to sales of the Product; and (vi) normal and customary service fees paid to Third Party distributors and wholesalers for maintaining agreed inventory levels and providing other bona fide services. In addition, Products utilized in clinical trials and Products provided at no cost pursuant to indigent patient, compassionate use and similar programs will not be counted as Net Sales. Proceeds received by Buyer and its Affiliates from sublicensees of Buyer and its Affiliates in connection with sales of the Product shall be considered as gross sales of the Product for purposes of determining Net Sales, provided that any sales of the Product which form the basis for consideration that constitutes Sublicense Income shall not constitute Net Sales.
If the Product is, or is sold as part of, a Combination Product, Net Sales will be the product of (1) Net Sales of the Combination Product calculated as above (i.e., calculated as for a non-Combination Product), and (2) the fraction (A/(A+B)), where:
(i)    “A” is the gross invoice price in such country of the Product as the sole therapeutically active ingredient; and
(ii)    “B” is the gross invoice price in such country of the other therapeutically active ingredient(s) contained in the Combination Product.

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If “A” or “B” cannot be determined by reference to non-Combination Product sales as described above, then Net Sales will be calculated as above, but the gross invoice price in the above equation shall be determined by mutual agreement reached in good faith by the Parties prior to the end of the accounting period in question based on an equitable method of determining the same that takes into account, in the applicable country, the relative fair market value (including taking into account variations in dosage units, if applicable) of the Product, on the one hand, and each other therapeutically active ingredient, as applicable, on the other hand, in the Combination Product.
(vvv)    “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).
(www)    “Outbound IP Licenses” means, collectively, each license, covenant or other agreement pursuant to which any member of the Seller Group has assigned, transferred, licensed, distributed or otherwise granted any right or access to any Person, or covenanted not to assert any right, with respect to any past, existing or future Seller Intellectual Property.
(xxx)    “Payment Term” means, on a country-by-country basis, the period commencing on the date of the First Commercial Sale of the Product in the applicable country and ending on the later of (i) the expiration of the last Valid Claim of Patent Rights Covering the Product in such country, and (ii) the expiration of Market Exclusivity in such country.
(yyy)    “Permitted Liens” means (i) any Lien for Taxes that are not yet due and payable or any Lien for Taxes being contested in good faith and for which there are full accruals or reserves on the Base Balance Sheet, (ii) any landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar statutory Lien arising or incurred in the Ordinary Course of Business that does not materially detract from the value or use of the property encumbered thereby, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs in the Ordinary Course of Business and mandated by applicable Law, and (iv) in the case of real property, any minor imperfection of title, condition, easement and reservation of rights (including any easement and reservation of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes), encroachment, covenant or restriction that does not materially detract from the use of the property encumbered thereby.
(zzz)    “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality, Governmental Authority or other entity, enterprise, authority or business organization.
(aaaa)    “Product” means any pharmaceutical product containing EPI-743, alone or in combination with one or more other active pharmaceutical ingredients.
(bbbb)    “Purchase Price” means an amount equal to the sum of (A) the Cash Consideration less the sum of (x) the amount of all Seller Indebtedness discharged pursuant to Section 1.4(b)(i)(B) and (y) the amount of all Transaction Costs paid pursuant to Section

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1.4(b)(i)(C) and all then unpaid Transaction Costs, and (B) any contingent payments, if, as and to the extent actually paid or payable pursuant to Section 1.6.
(cccc)    “Qualified Plan” means any Seller Benefit Plan that meets, purports to meet or is intended to meet the requirements of Section 401(a) of the Code, including any previously terminated plan.
(dddd)    “Real Property” means all interests in real property including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, together with any additions thereto or replacements thereof.
(eeee)    “Real Property Lease” means any lease, sublease, license or other Contract with respect to Real Property.
(ffff)     “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials).
(gggg)    “Registrable Securities” shall mean any Buyer Common Stock issued or to be issued to the Seller pursuant to any contingent payment paid in Buyer Common Stock pursuant to Section 1.6; provided, that any such Buyer Common Stock shall cease to be a Registrable Security upon the earliest to occur of (i) the sale of such security pursuant to a Registration Statement or a valid exemption under the Securities Act, (ii) the sale of such security in a transaction in which the applicable rights under this Agreement are not assigned pursuant to the terms of this Agreement or (iii) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all shares of Buyer Common Stock held by the Seller without manner of sale or volume restrictions.
(hhhh)    “Regulatory Approval” means those approvals or authorizations of the applicable Regulatory Authority (including, if applicable, a conditional approval) that are necessary for the commercial marketing and sale of the Product in the applicable country or jurisdiction, including, if applicable, any pricing and/or reimbursement approvals without which the Product cannot be sold in the applicable country.
(iiii)    “Representatives” means, with respect to any Person, such Person’s officers and directors (or persons holding comparable positions), employees, consultants, independent contractors, equityholders, accountants, legal and other representatives, agents, executors, heirs, successors and permitted assigns.
(jjjj)    “Restricted Person” means any Person who is, at that time, or who has been, within twelve (12) months prior to that time, within the Territory, an employee, contractor, subcontractor, consultant or sales representative of the Business.
(kkkk)    “Retained Books and Records” means any and all corporate minute books, stock record books and employee records (to the extent copies of such employee records are provided to Buyer at Closing) of Seller as well as all communications between any of Seller, its Representatives or its Affiliates or any of them, on the one hand, and any of their attorneys, on

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the other hand, to the extent solely related to (i) corporate and governance matters, including with respect to the negotiation of the transactions contemplated by this Agreement and the other Transaction Documents, and (ii) the Retained Liabilities and Excluded Assets.
(llll)    “Retained Liabilities” means any and all Liabilities (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due and accrued or unaccrued, and whether claims with respect thereto are asserted before or after the Closing) of any member of the Seller Group which are not Assumed Liabilities. The Retained Liabilities shall include all liabilities and obligations of any member of the Seller Group:
(i)    for Seller Indebtedness and Transaction Costs;
(ii)    arising out of events, conduct or conditions existing or occurring at or prior to the Closing or out of the conduct of the Business at or prior to the Closing;
(iii)    arising out of any business (including the Business), operation, product or asset transferred, sold or discontinued by any member of the Seller Group or any of its predecessors prior to the Closing;
(iv)    under the Transaction Documents;
(v)    for (i) any Taxes of any member of the Seller Group, (ii) any Taxes related to the Acquired Assets that were incurred in or are attributable to any Taxable period (or portion thereof) ending on or before the Closing Date, (iii) any Taxes of another Person for which any member of the Seller Group is liable, including Taxes for which any member of the Seller Group is liable by reason of Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign Law), being a transferee or successor, any contractual obligation or otherwise, and (iv) any income, transfer, sales, use or other Taxes arising in connection with the consummation of the transactions contemplated by this Agreement (including any income Taxes arising as a result of the transfer by any member of the Seller Group to Buyer of the Acquired Assets), other than Transfer Taxes allocated to Buyer pursuant to Section 5.2(c);
(vi)    arising at or prior to the Closing under the Assigned Contracts, and all liabilities for any breach, act or omission by any member of the Seller Group at or prior to the Closing under any Assigned Contract;
(vii)    for return of Acquired Compounds manufactured or sold prior to the Closing;
(viii)    arising out of events, conduct or conditions existing or occurring at or prior to the Closing that constitute a violation of or non-compliance with any Law (including Environmental Laws), any judgment, decree or order of any Governmental Authority, or any Permit or that give rise to Liabilities with respect to Hazardous Materials;
(ix)    to pay severance benefits to any employee of any member of the Seller Group whose employment is terminated (or treated as terminated) before or in connection with the consummation of the transactions contemplated by this Agreement, and all Liabilities resulting from the termination of employment of employees of any member of the Seller Group,

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before, at or prior to the Closing that arose under any Law, and all Liabilities under any Seller Benefit Plan or Seller Benefit Arrangement established or maintained by any member of the Seller Group and the employer portion of any Taxes with respect thereto;
(x)    to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of any member of the Seller Group or was serving at the request of any member of the Seller Group as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, Charter Document, bylaw, agreement, or otherwise); and
(xi)    arising out of injury to or death of persons or damage to or destruction of property occurring at or prior to the Closing (including any workers compensation claim).
(mmmm)    “[**]” means (i) [**], (ii) any sub-group of patients with [**] or (iii) any indication or symptom (such as [**]) associated with patients (or any sub-group of patients) with [**].
(nnnn)    “SEC” means the U.S. Securities and Exchange Commission.
(oooo)    “Securities Act” means the Securities Act of 1933, as amended.
(pppp)    “Seller Bank Indebtedness” means the aggregate amount of (i) any obligations of any member of the Seller Group for borrowed money, or with respect to deposits or advances of any kind to any member of the Seller Group, and any prepayment premiums, penalties and any other fees and expenses paid to satisfy such indebtedness, including the Seller’s obligations under the Bridge Loan, (ii) any obligations of any member of the Seller Group evidenced by bonds, debentures, notes or similar instruments, (iii) any obligations of any member of the Seller Group upon which interest charges are customarily paid (excluding trade accounts payable), (iv) any obligations of others secured by any Lien (other than a Permitted Lien) on property or assets owned or acquired by any member of the Seller Group, whether or not the obligations secured thereby have been assumed, (v) any obligations of any member of the Seller Group under interest rate or currency swap transactions (valued at the termination value thereof), (vi) any amounts owed with respect to drawn letters of credit issued for the account of any member of the Seller Group, (vii) any obligations of any member of the Seller Group to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities or property, (viii) any guaranties or arrangements having the economic effect of a guaranty by any member of the Seller Group of any indebtedness of any other Person, and (ix) any and all interest, prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any of the foregoing.

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(qqqq)    “Seller Benefit Arrangement” means any Benefit Arrangement sponsored or maintained by a member of the Seller Group or with respect to which a member of the Seller Group has or may have any current or future Liability (whether actual, contingent, with respect to any of its assets or otherwise), in each case with respect to any present or former directors, managers, employees, officers, agents or service providers of the Business.
(rrrr)    “Seller Benefit Plan” means any Benefit Plan for which a member of the Seller Group is or has been the “plan sponsor” (as defined in Section 3(16)(B) of ERISA) or any Benefit Plan any member of the Seller Group maintains or has previously maintained or to which it is obligated to make payments or has or may have any current or future Liability, in each case with respect to any present or former employees of the Business, and any Qualified Plan that was terminated since December 31, 2012.
(ssss)    “Seller Employee Indebtedness” means any compensation owed to any current or former employee of any member of the Seller Group, including severance, change of control and similar payment obligations related to the transactions contemplated by this Agreement even if further contingent on a cessation of employment or the provision of additional services plus any payroll Taxes of any member of the Seller Group attributable to such compensation, together with any interest or penalties thereon.
(tttt)    “Seller Group” means Seller, its Subsidiaries (if any) and Edison Orphan Pharma, B.V.
(uuuu)    “Seller Indebtedness” means, without duplication, the aggregate amount of (i) any Seller Bank Indebtedness, (ii) any Seller Employee Indebtedness, (iii) any obligations of any member of the Seller Group under conditional sale or other title retention agreements, (iv) any obligations of any member of the Seller Group issued or assumed as the deferred purchase price of property or services (excluding obligations of any member of the Seller Group to creditors for goods and services incurred in the ordinary course of such Person’s business), (v) any capitalized lease obligations of any member of the Seller Group, (vi) any deferred revenue obligations of any member of the Seller Group, (vii) any guaranties or arrangements having the economic effect of a guaranty by any member of the Seller Group of any indebtedness of any other Person, and (viii) any accrued interest or penalties on any of the foregoing.
(yyyy)    “Seller Intellectual Property” means all Intellectual Property used in or necessary for (i) the Seller Group’s Exploitation of any of the Acquired Compounds, (ii) the Seller Group’s Exploitation of the Internal Systems and (iii) the Seller Group’s conduct of the Business in all material respects in the manner currently conducted, including all Seller Licensed Intellectual Property and all Seller Owned Intellectual Property.
(wwww)    “Seller’s knowledge”, “knowledge of Seller” or phrases of similar import, mean the actual knowledge of each Person named on Schedule 5, as well as any other knowledge which any such Persons would have possessed had they made due and reasonable inquiry of appropriate employees and agents of the Seller Group who would reasonably be expected to have knowledge of the matter in question.

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(xxxx)    “Seller Leased Real Property” means all Real Property leased by any member of the Seller Group and that is used or intended to be used in the conduct of, or otherwise related to, the Business.
(yyyy)    “Seller Licensed Intellectual Property” means all Intellectual Property that is licensed to any member of the Seller Group by any Third Party and that is used or intended to be used in the conduct of, or otherwise related to, the Business.
(zzzz)    “Seller Licensed DC Intellectual Property” means all Seller DC Intellectual Property that is licensed to any member of the Seller Group by a Third Party.
(aaaaa)    “Seller Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any member of the Seller Group, in whole or in part, used or intended to be used in the conduct of, or otherwise related to, the Business.
(bbbbb)    Seller Owned DC Intellectual Property” means all Seller DC Intellectual Property that is owned or purported to be owned by any member of the Seller Group, in whole or in part.
(ccccc)    “Seller DC Intellectual Property” means all Intellectual Property used in or necessary for the Seller Group’s Exploitation of the Product and the other Development Compounds.
(ddddd)    “Seller DC IP Representations” means the representations and warranties set forth in Section 2.15 solely to the extent they apply to the Product and the Development Compounds.
(eeeee)     “Specified Restricted Persons” means Restricted Persons who are not management or other key employees of the Seller Group.
(fffff)     “Structures” means all structures and all structural, mechanical and other physical systems that constitute part of the Seller Leased Real Property.
(ggggg)    “Sublicensee” means a Third Party to whom Buyer (directly or through its Affiliates) grants a license or sublicense or assigns the right (other than an assignment of rights under Section 1.6(g)) to market and sell the Product.
(hhhhh)    “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, (i) of which such Person or one or more of its Subsidiaries owns or controls, directly or indirectly, outstanding shares of capital stock, or other equity interests representing (A) fifty percent (50%) or more of the voting power of all outstanding stock or ownership interests of such entity, (B) the right to receive fifty percent (50%) or more of the dividends or income distributed to the holders of outstanding capital stock or other ownership interests of such entity or (C) the right to receive fifty percent (50%) or more of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity, (ii) of which such Person or any other Subsidiary of such Person is a general partner (or otherwise serves in a capacity of comparable authority) or

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(iii) of which such Person has power to appoint the governing body or over which such Person otherwise has control or approval rights.
(iiiii)    “Tax” (including with correlative meaning the terms “Taxes” and “Taxable”) means any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities, including income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, escheat, windfall profits, customs duties, franchise, estimated and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.
(jjjjj)    “Tax Return” means any and all reports, returns (including information returns), declarations, or statements relating to Taxes, including any schedule or attachment thereto and any amendment thereof, filed with or submitted to any Governmental Authority in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.
(kkkkk)    “Termination Date” means December 31, 2019.
(lllll)    “Territory” means anywhere in the world where the Business has been conducted prior to the Closing.
(mmmmm)    “Third Party” shall mean any Person other than any member of the Seller Group or Buyer or any Affiliate of Buyer.
(nnnnn)    “Transaction Confidentiality Agreement” means any right or interest of any member of the Seller Group under any confidentiality agreement with another potential purchaser of all or any part of any member of the Seller Group, the Business, the Acquired Compounds or the Acquired Assets.
(ooooo)    “Transaction Costs” means the fees, expenses and disbursements of any member of the Seller Group and their Representatives incurred in connection with this Agreement and the transactions contemplated hereby, including negotiation, legal, travel and due diligence expenses.
(ppppp)    “Transaction Documents” means this Agreement and each of the other agreements and instruments contemplated hereby to be executed on the date hereof or on the Closing Date by any member of the Seller Group, Buyer and/or any of their respective Affiliates. The Transaction Documents include the instruments of conveyance described in Section 1.4(a)(i), the instrument of assumption described in Section 1.4(b)(iii), the Seller FDA Letter, the Buyer FDA Letter and the Escrow Agreement.

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(qqqqq)     “Valid Claim” means (i) a claim of any issued and unexpired patent whose validity, enforceability, or patentability has not been affected by any of the following: (1) irretrievable lapse, abandonment, revocation, dedication to the public, or disclaimer; or (2) a holding, finding, or decision of invalidity, unenforceability, or non-patentability by a court, national or regional patent office, such holding, finding, or decision being final and unappealable or unappealed within the time allowed for appeal; or (ii) a claim of a patent application that has not been (1) cancelled, withdrawn, abandoned or finally disallowed, without the possibility of appeal or refiling, or (2) pending for more than [**] from its earliest priority date, as of the relevant time.
(rrrrr)    “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and any comparable state or local Law.
9.2    Accounting Terms. Except as otherwise expressly provided in this Agreement, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP.
9.3    Usage. The defined terms herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to “Articles”, “Sections” and “Exhibits” shall be deemed to be references to Articles and Sections of and Exhibits to this Agreement unless the context shall otherwise require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “predecessor” shall, when used with respect to any Person, mean such Person’s predecessors and any other Person for whose conduct such Person is or may be responsible. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. When reference is made in this Agreement to information that has been “made available” to Buyer, that shall consist of only the information that was (a) contained in Seller’s electronic data room no later than 5:00 p.m., Eastern time, on the second (2nd) Business Day prior to the date of this Agreement or (b) delivered to Buyer or its counsel. Unless otherwise expressly provided, wherever the consent of any Person is required or permitted herein, such consent may be withheld in such Person’s sole and absolute discretion.
9.4    Cross-References.
Agreement – Introduction                     Buyer FDA Letter – Section 1.4(b)
Allocation Schedule – Section 1.5                 Buyer Indemnification Threshold – Section 8.3(b)
Anti-Bribery Laws – Section 2.12                 Buyer Indemnified Party – Section 8.1
Base Balance Sheet – Section 2.3(a)             Buyer SEC Reports – Section 3.6(a)
Business Names – Section 5.7                 Cash Consideration – Section 1.1(a)
Buyer – Introduction, Section 5.3(a)            Claim Notice – Section 8.5(a)(i)

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Claims – Section 8.5                     Non-Solicitation Term – Section 5.3(a)(ii)
Closing – Section 1.3                    Notice Period – Section 8.5(a)(ii)
Closing Date – Section 1.3                 Party/Parties – Introduction
Contingent Payment Report – Section 1.6(d)         Patent Rights – Section 9.1(bbb)
controls/control/controlled – Section 9.1(d)             Payor Claims – Section 2.19(j)
Cooperating Party – Section 5.1                 Permit – Section 9.1(aaa)
Deferred Item – Section 1.1(c)                 PPACA – Section 2.9(g)
Disclosure Schedule – Introduction to Article II         Pre-Closing Tax Period – Section 5.2(b)
Dispute – Section 10.8(a)                     Registration Statement – Section 5.14(a)
Dispute Notice – Section 10.8(a)                 Seller – Introduction
Dispute Response – Section 10.8(a)             Seller FDA Letter – Section 1.4(a)
Environmental Permits – Section 2.6(c)             Seller Indemnification Threshold – Section 8.3(a)
Escrow Agreement – Section 1.4(a)             Seller Indemnified Party – Section 8.2
Escrow Amount – Section 1.4(b)                 Seller Registrations – Section 2.15(a)
FDCA – Section 2.18(a)                     Subject Party – Section 5.1
Generic Entry – Section 1.6(c)(i)                 Sublicensed Rights – Section 1.6(c)
Indemnified Party – Section 8.5(a)                 Sublicense Income – Section 1.6(c)
Indemnifying Party – Section 8.5(a)             Third Party Claim – Section 8.5(a)
Insurance Policies – Section 2.16                 Trademarks – Section 9.1(bbb)
Lower Cap – Section 8.3(c)                 Transfer Taxes – Section 5.2(c)
Material Permits – Section 2.11(b)                 Transferred Permit – Section 9.1(a)(viii)
Most Recent Balance Sheet Date – Section 2.4
Non-Competition Term – Section 5.3(a)(i)

ARTICLE X
GENERAL
10.1    Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by electronic mail, by registered or certified mail, postage prepaid, or by nationally recognized overnight courier service, as follows:

(a) If to Buyer:	With a required copy (which shall not constitute notice) to:
PTC Therapeutics, Inc. 100 Corporate Court South Plainfield, NJ 07080 Attention: Mark E. Boulding, Executive VP and Chief Legal Officer [**]
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attn: Hal J. Leibowitz, Esq.; Steven D. Singer, Esq.; Brian A. Johnson, Esq.
hal.leibowitz@wilmerhale.com; steven.singer@wilmerhale.com; brian.johnson@wilmerhale.com

(b) If to Seller:	With a required copy (which shall not constitute notice) to:
BioElectron Technology Corporation 350 N. Bernardo Ave. Mountain View, CA 94304	Wilson Sonsini Goodrich & Rosati PC 650 Page Mill Road Palo Alto, CA 94304 Attention: Kenneth A. Clark, Esq; Michael Coke, Esq; Lowell Segal, Esq.

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Attention: Matthew Klein, Chief Executive Officer, Peter Heinecke, Chief Business Officer and General Counsel [**]	kclark@wsgr.com; mcoke@wsgr.com lsegal@wsgr.com

or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given (i) as of the date so delivered or emailed, (ii) one (1) Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service, (iii) four (4) Business Days after it is sent by registered or certified mail, and (iv) if given by any other means, shall be deemed given only when actually received by the addressees.
10.2    Entire Agreement. This Agreement (which includes the Disclosure Schedule, the other Schedules hereto and the Exhibits hereto), the other Transaction Documents, the Confidentiality Agreement and all other agreements contemplated hereby sets forth the entire understanding of the Parties with respect to the transactions contemplated hereby. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. Each of the Disclosure Schedule, the other Schedules and the Exhibits is incorporated herein by this reference and expressly made a part hereof, and all terms used in the Disclosure Schedule or any Schedule or Exhibit shall have the meaning ascribed to such term in this Agreement.
10.3    Successors and Assigns. This Agreement and the rights of the Parties hereunder may not be assigned without the prior written consent of the other Parties (except by operation of Law) and shall be binding upon and shall inure to the benefit of the Parties, and their respective Representatives; provided that notwithstanding the foregoing, Buyer may assign any or all of its rights, obligations or Liabilities hereunder to any of its Affiliates or any purchaser of, or successor to, the Business or any part thereof; provided further that Buyer may assign any or all of its rights, obligations or Liabilities under this Agreement to any Party that merges with or acquires all or substantially all of the stock of Buyer or substantially all of the assets of Buyer to which this Agreement relates. Any attempted assignment in violation of the provisions hereof shall be null and void and have no effect.
10.4    Counterparts; Facsimile Signatures. This Agreement may be executed in multiple counterparts and any Party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. For purposes of this Agreement, facsimile signatures shall be deemed originals, and the Parties agree to exchange original signatures as promptly as possible.
10.5    Expenses and Fees. Except as otherwise expressly provided herein, whether or not the transactions contemplated hereby are consummated, all fees and expenses incurred in connection with this Agreement or any of the transactions contemplated by this Agreement shall be paid by the party incurring or required to incur such fees or expenses.

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10.6    Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or the transactions contemplated hereby or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed in all respects, including validity, interpretation, and effect, by and construed in accordance with the internal Laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any claim, controversy or dispute) without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Delaware.
10.7    Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court, and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.1. Nothing in this Section 10.7, however, shall affect the right of any party to serve legal process in any other manner permitted by Law.
10.8    Dispute Resolution.
(a)    Except as otherwise expressly provided in Section 5.3(e) and 10.8, in the event of any dispute, claim or controversy (a “Dispute”) relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Section 10.8, the Parties shall attempt to settle such Dispute in the first instance by mutual discussions between representatives of senior management of each Party. Within [**] of the receipt by a Party or Parties of a notice from another Party or Parties of the existence of a Dispute (the “Dispute Notice”), the receiving Party or Parties shall submit a written response to the other Party or Parties (the “Dispute Response”). Both the Dispute Notice and the Dispute Response shall include (i) a statement of each disputing Party’s position with regard to the Dispute and a summary of arguments supporting that position; and (ii) the name and title of the senior executive who will represent that Party in attempting to resolve the Dispute pursuant to this Section 10.8(a). Within [**] of receipt of the Dispute Response, the designated executives shall meet (including by teleconference or video conference) and attempt to resolve the Dispute. All communications made in connection with this clause shall be confidential and shall not be referred to, or admissible for any purpose, in any subsequent proceedings. If any Dispute is not resolved within [**] of receipt of the

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Dispute Notice (or within such longer period as to which the Parties have agreed in writing), then the Dispute shall be submitted to mediation in accordance with Section 10.8(b).
(b)    If any Dispute is not timely resolved by negotiation pursuant to Section 10.8(a), such Dispute shall be submitted to JAMS for mediation. The location of the mediation shall be New York, New York. Each Party shall provide to JAMS and the other Party a written request for mediation, setting forth the subject of the dispute and the relief requested. The Parties will cooperate with JAMS and with one another in selecting a mediator from JAMS panel of neutrals, and in scheduling the mediation proceedings. The Parties covenant that they will Participate in the mediation in good faith, and that they will share equally in its costs. If no mediator has been agreed upon by all the disputing Parties within [**] submission of the Dispute to JAMS for mediation, then either Party may request that JAMS appoint a mediator. All communications made in connection with this clause shall be confidential and shall not be referred to, or admissible for any purpose, in any subsequent proceedings. If the Dispute has not been resolved within [**] after receipt by a Party of the Notice in accordance with Section 10.8(a) herein, then, on the request of any Party, the Dispute shall be referred to litigation in a court of competent jurisdiction in accordance with Section 10.6 and Section 10.7.
10.9    Severability. If any provision of this Agreement (including those contained in Section 5.3) or the application thereof to any Person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such Person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.
10.10    Amendment; Waiver. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties. Any extension or waiver by any Party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such Party.
10.11    Absence of Third Party Beneficiary Rights. No provision of this Agreement is intended, nor will be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, stockholder, officer, director, employee or partner of any Party or any other Person, other than the Parties, the Buyer Indemnified Parties and the Seller Indemnified Parties.
10.12    Mutual Drafting. This Agreement is the mutual product of the Parties, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the Parties, and shall not be construed for or against any Party.
10.13    Further Representations. Each Party acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated hereby, with the opportunity to seek advice as to its legal rights from such counsel. Each Party further represents that it is being independently advised as to the tax consequences of the transactions contemplated hereby and is not relying on any representation or statements made by any other Party as to such tax consequences.

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10.14    Currency. Whenever any payment hereunder is to be paid in “cash”, payment shall be made in the legal tender of the United States and the method for payment shall be by wire transfer of immediately available funds. In the event there is any need to convert U.S. dollars into any foreign currency, or vice versa, for any purpose under this Agreement the exchange rate shall be determined in accordance with the methodology used by the Buyer for its own internal financial reporting purposes at the time of such conversion.
[SIGNATURE PAGES TO FOLLOW]

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IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the day and year first written above.
PTC THERAPEUTICS, INC.

By:    /s/ Stuart W. Peltz
Name:    Stuart W. Peltz
Title: Chief Executive Officer

BIOELECTRON TECHNOLOGY CORPORATION

By:    /s/ Matthew Klein
Name:    Matthew Klein
Title:    CEO

[Signature Page to Asset Purchase Agreement]